UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO
 SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

WTI FUND XI, INC.
 (Exact name of registrant as specified in charter)

MARYLAND	92‑1737785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

104 LA MESA DRIVE, SUITE 102,
PORTOLA VALLEY, CALIFORNIA	94028
(Address of principal executive offices)	(Zip Code)

(650) 234‑4300
Registrant’s telephone number, including area code

with copies to:

Jared Thear Vice President, Chief Financial Officer, and Chief Compliance Officer Westech Investment Advisors LLC 104 La Mesa Drive, Suite 102 Portola Valley, CA 94028	Mary C. Moynihan Perkins Coie LLP 700 Thirteenth Street, N.W. Suite 800 Washington, DC 20005

Securities to be registered pursuant to 12(b) of the Act:  NONE

Securities to be registered pursuant to 12(g) of the Act:

Common Stock, $.001 Par Value
 (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non‑accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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EXPLANATORY NOTE

The Fund is filing this registration statement on Form 10 (the “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its future election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and in order to provide current public information to the investment community.

Once this Registration Statement is effective, the Fund will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require the Fund, among other things, to file annual reports on Form 10‑K, quarterly reports on Form 10‑Q and current reports on Form 8‑K, and the Fund will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

The Fund will be subject to the proxy rules in Section 14 of the Exchange Act, and the Fund and its directors, officers, and principal shareholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

The Securities and Exchange Commission (the “SEC”) maintains an Internet Website (http://www.sec.gov) that contains these reports.

Investing in the Fund may be considered speculative and involves a high degree of risk, including the following:

•
The Fund’s shares will not be registered under the Securities Act of 1933 and are subject to substantial restrictions on transfer.  There will be no trading market for the shares, and investors most likely will have to hold their shares until the final liquidation of the Fund.

•
Although the Fund’s shares have been registered under the Exchange Act, there will be no trading market for shares in the Fund.  An investment in the Fund is, therefore, illiquid, and should be considered only by investors financially able to maintain their investment for the long‑term.

•
The Fund intends to borrow money from and issue debt securities to banks, insurance companies, and other lenders.  Such indebtedness is a form of leverage and increases the investment risk of the Fund.  If the Fund is unable to service its borrowings, it may risk the loss of its assets pledged as collateral.

•
The Fund intends to invest primarily in privately‑held companies for which very little public information exists.  Such companies are also generally more vulnerable to economic downturns and may experience substantial variations in operating results.

•
The Fund will elect to be regulated as a BDC under the 1940 Act, which imposes numerous restrictions on the activities of the Fund, including restrictions on leverage and on the nature of its investments.

•
Certain provisions of the 1940 Act and its rules thereunder may impose certain restrictions on the ability of the Fund to invest in securities of the same companies in which other clients of the Fund’s Investment Manager are invested.  The Investment Manager has filed an application with the SEC on behalf of itself and certain of its affiliated persons seeking an exemptive order from such provisions, but there can be no assurances the SEC will ultimately grant the relief sought in the exemptive application.  Co‑investments made under the exemptive relief, if granted, would be subject to compliance with the conditions and other requirements contained in the exemptive relief provided by the SEC.

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•
Until the Investment Period Rampdown Date (as defined herein), the Investment Manager will generally seek to reinvest proceeds of matured, repaid or resold investments in new loans and equity investments.  Following the Investment Period Rampdown Date, the Fund intends to distribute substantially all of its net investment income and net realized capital gains, if any, as determined for income tax purposes.  Such distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment.  Any capital returned to investors through distributions will be distributed after payment of fees and expenses.

•	The privately‑held venture‑backed companies in which the Fund will invest will be difficult to value and are illiquid.

•
The Fund’s period of existence will automatically expire on the tenth anniversary of the date of the first investment by the Fund (or, if earlier, the Company); however, the liquidation process might not be completed for a significant period after the Fund’s dissolution.

These and other material risks that may make an investment in the Fund’s shares speculative are described more fully in Item 1A.  Risk Factors, which investors should carefully review prior to making an investment decision with respect to the Fund’s shares.

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FORWARD‑LOOKING STATEMENTS

This Registration Statement contains forward‑looking statements that involve substantial risks and uncertainties.  Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon.  These forward‑looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Fund, its current and prospective portfolio investments, the Fund’s industry, and certain beliefs and assumptions.  Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward‑looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Fund’s and its Investment Manager’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward‑looking statements, including:

•	the Fund’s, or the Fund’s portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of future investments;

•	the impact of a protracted decline in the liquidity of credit markets on the Fund’s business;

•	the impact of fluctuations in interest rates on the Fund’s business;

•	the impact of inflation or recession on the Fund’s portfolio companies;

•	the impact of changes in laws or regulations governing the Fund’s operations or the operations of the Fund’s portfolio companies;

•
risks associated with possible disruptions in the Fund’s operations or the economy generally arising from health crises, such as pandemic or epidemic disease, and other catastrophes that interrupt the expected course of events;

•	uncertainty or dislocations arising from geopolitical instability, including war between Russia and Ukraine, war in the Middle East, or the outbreak of other hostilities or conflict;

•	the impact of interruptions in the supply chain on the Fund’s portfolio companies;

•	the Fund’s contractual arrangements and relationships with third parties;

•	the financial condition and ability of the Fund’s portfolio companies to achieve their objectives;

•	the adequacy of the Fund’s financing resources and working capital;

•	the Investment Manager’s ability to locate suitable investments for the Fund and to monitor and administer the Fund’s investments;

•	the timing of cash flows, if any, from the operations of portfolio companies;

•	the timing, form and amount of any dividend distributions; and

•	the Fund’s ability to maintain its election to be regulated as a BDC.

1

Although the Fund and its Investment Manager believe that the assumptions on which these forward‑looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward‑looking statements based on those assumptions also could be inaccurate.  In light of these and other uncertainties, the inclusion of a projection or forward‑looking statement in this Registration Statement should not be regarded as a representation by the Fund or the Investment Manager that any plans and objectives will be achieved.  These risks and uncertainties include those described or identified in the section entitled “Item 1A.  Risk Factors” and elsewhere in this Registration Statement.  Undue reliance should not be placed on these forward‑looking statements, which apply only as of the date of this Registration Statement.  The Fund and its Investment Manager undertake no obligation to update or revise publicly any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law.  Investors are advised to consult any additional disclosures the Fund may make directly or through reports that the Fund in the future may file with the SEC, including annual reports on Form 10‑K, quarterly reports on Form 10‑Q and current reports on Form 8‑K.  Under Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to the forward‑looking statements made in this Registration Statement or in reports the Fund files under the Exchange Act, because the Fund is an investment company.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	BUSINESS

(a)	General Development of Business.

GENERAL.  WTI Fund XI, Inc. (“Fund”), a newly organized Maryland corporation, is a non‑diversified, closed‑end management investment company that will elect to be treated as a business development company (a “BDC”) under the 1940 Act.  The Fund’s investment objective is to achieve a superior risk‑adjusted investment return.  The Fund will primarily provide debt financing to companies that have received equity funding from traditional sources of venture capital equity funding (e.g., a professionally managed venture capital firm) as well as non‑traditional sources of venture capital equity funding (e.g., angel investors, strategic investors, family offices, crowdfunding investment platforms, etc.) (“Venture‑Backed Companies”).  Such financing will be primarily in the form of secured loans.  Secondarily, the Fund may provide debt financing to public and later‑stage private companies.  In addition, the Fund may invest in direct equity investment opportunities (including equity securities of companies whose loans are held by the Fund).  In most cases, the Fund will receive warrants for equity securities of the borrower companies in connection with these loans.  The Fund may also make debt investments that are atypical in that, for example, the companies to which the financing is provided may be public companies, may not have venture backing, or may not offer senior securities (“Special Situation Financings”), including bridge financings and subordinated debt.

Westech Investment Advisors LLC (“Westech Advisors,” or the “Investment Manager”), a California limited liability company, will serve as the Fund’s Investment Manager.  Westech Advisors is registered with the SEC as an investment adviser.  Pursuant to the terms of the Investment Management Agreement filed as an exhibit to this Registration Statement, the Investment Manager is responsible for providing advisory and administrative services to the Fund.  The compensation paid by the Fund to the Investment Manager will be reviewed annually by the board of directors of the Fund as required under Section 15 of the 1940 Act.  See Items 5 and 7 for information about the Investment Manager.  In addition to the Fund, Westech Advisors serves as the investment manager to the Prior Funds (as defined below) and the Equity Fund (as defined below) and may serve as the sponsor and investment manager to other private funds or BDCs in the future.

Westech Advisors is a wholly owned indirect subsidiary of P10, Inc., ( “P10”).  In general, the management and operations of Westech Advisors are controlled by its board of managers, which is comprised of two representatives of Westech Advisors and one representative of P10.  The management of day‑to‑day operations of Westech Advisors is directed by Westech Advisors personnel.

The Fund was incorporated on February 1, 2023.  The Fund has not yet commenced investment operations and is registering its shares of Common Stock, $.001 par value (the “Shares”), pursuant to Section 12(g) of the Exchange Act, in compliance with the requirement of Section 54(a)(2) of the 1940 Act.  Its principal office is located at 104 La Mesa Drive, Suite 102, Portola Valley, California 94028 and its telephone number is (650) 234‑4300.  The Fund’s period of existence will automatically expire on the tenth anniversary on the date of the first investment by the Fund (or, if earlier, the Company); however, the liquidation process might not be completed for a significant period after the Fund’s dissolution.

OWNERSHIP OF THE FUND.  The Fund will be owned entirely by WTI Fund XI, LLC, a newly organized Delaware limited liability company (the “Company”).  WTI Fund XI GP, LLC will serve as the Managing Member of the Company (the “Managing Member”).  Westech Advisors will serve as the sole managing member of the Managing Member.  The Managing Member is not registered with the SEC as an investment adviser in reliance on SEC staff guidance on the grounds that the Managing Member and its employees and persons acting on its behalf are subject to Westech Advisors’ supervision and control.  The Company is a private fund, excluded from the registration requirements of the 1940 Act pursuant to Section 3(c)(7) thereunder.  The Fund has sold 100,000 Shares (“Initial Shares”), at a price of $0.25 per Share to the Company in an offering exempt from the registration requirements of the Securities Act of 1933 (“1933 Act”) pursuant to Section 4(a)(2) thereof.  This is the only offering of the Fund’s Shares.  The Company (not the Fund) will offer and sell membership interests (the “Interests”) to investors (the “Members”) in an offering exempt from the registration requirements of the 1933 Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder, and will sell its Interests in that offering solely to persons that are both “accredited investors,” as that term is defined in Regulation D, and “qualified purchasers,” as defined in Section 2(a)(51)(A) of the 1940 Act and the rules thereunder.  To the extent called for by the Fund, the Company, subject to its approval of the need for such funds, may make contributions to the capital (“LLC Contributions”) of the Fund up to the Members’ capital commitment to the Company (“Committed Equity Capital”).  The Company intends to seek $600 million in such capital commitments but may accept up to $750 million.

USE OF PROCEEDS.  The Fund intends to apply the net proceeds from its initial sale of Shares and the LLC Contributions primarily to provide debt financing in the form of secured loans to Venture‑Backed Companies.  Secondarily, the Fund may provide debt financing to public and later‑stage private companies.  Such debt financing will be primarily in the form of secured loans in furtherance of the investment objective and policies of the Fund.  The Fund may make direct equity investments in companies, as well as provide Special Situation Financing, as described above.  The net proceeds of this offering will also be used to fund expenses of the Fund.

PRIOR DEBT FUND ENTITIES.  The Investment Manager and its predecessors and affiliates have sponsored ten prior institutional venture debt funds, all with structures and investment goals similar to those of the Fund:  Venture Lending & Leasing, Inc. (“Fund I”); Venture Lending & Leasing II, Inc. (“Fund II”); Venture Lending & Leasing III, LLC (“LLC III”), which made venture loans through its wholly‑owned subsidiary, Venture Lending & Leasing III, Inc. (“Fund III”); Venture Lending & Leasing IV, LLC (“LLC IV”), which made loans through its wholly‑owned subsidiary, Venture Lending & Leasing IV, Inc. (“Fund IV”); Venture Lending & Leasing V, LLC (“LLC V”), which made loans through its wholly‑owned subsidiary, Venture Lending & Leasing V, Inc. (“Fund V”); Venture Lending & Leasing VI, LLC (“LLC VI”), which made loans through its wholly‑owned subsidiary, Venture Lending & Leasing VI, Inc. (“Fund VI”); Venture Lending & Leasing VII, LLC (“LLC VII”), which made loans through its wholly‑owned subsidiary, Venture Lending & Leasing VII, Inc. (“Fund VII”); Venture Lending & Leasing VIII, LLC (“LLC VIII”), which makes loans through its wholly‑owned subsidiary, Venture Lending & Leasing VIII, Inc. (“Fund VIII”); Venture Lending & Leasing IX, LLC (“LLC IX”), which makes loans through its wholly‑owned subsidiary, Venture Lending & Leasing IX, Inc. (“Fund IX”); and WTI Fund X, LLC (“LLC X”), which makes loans through its wholly‑owned subsidiary, WTI Fund X, Inc. (“Fund X”).  Fund I, Fund II, Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X (collectively, the “Prior Funds”) together with LLC III, LLC IV, LLC V, LLC VI, LLC VII, LLC VIII, LLC IX and LLC X (collectively, the “Prior LLCs”) are referred to herein collectively as the “Prior Debt Fund Entities.”

EQUITY FUND AND GROWTH OPPORTUNITIES FUND.  Westech Advisors acts as the investment adviser to WTI Equity Opportunity Fund I, L.P.  (the “Equity Fund”) and as managing member of the general partner of the Equity Fund.  In addition, during the term of the Fund, Westech Advisors may form and serve as the investment adviser to a special opportunities fund (the “Growth Opportunities Fund”), to invest primarily in opportunities that are too large or otherwise not appropriate for the Fund.

(b)	[Reserved].

(c)	Description of Business.

For purposes of the discussion under the captions “Investment Program” and “Investment Policies” below (other than the diversification standards set forth under “Investment Policies”) and elsewhere in this document:  (i) references to the percentage of the Fund’s total investments or the Fund’s total assets “invested” will be deemed to refer, in the case of debt financings, to the total amount of financing that the Fund has committed to provide, and in the case of equity investments, to the cost basis of such equity investments; the Fund will not be required to divest securities in its portfolio or decline to fund an existing commitment because of a subsequent change in the value of securities the Fund has previously acquired or committed to purchase; and (ii) amounts that are determined cumulatively over the life of the Fund will be calculated from inception to the date of calculation.

Investment Program

GENERAL.  The Fund’s investment objective is to achieve a superior risk adjusted investment return.  There can be no assurance that the Fund will attain its investment objective.  The Fund will provide debt financing primarily in the form of secured loans to Venture‑Backed Companies and secondarily to public and later‑stage private companies, including bridge financing and subordinated debt.  In most cases, the Fund will receive warrants to acquire equity securities in connection with its venture loans.  The Fund may invest up to 20% of the aggregate cost of all investments of the Fund determined cumulatively over the life of the Fund in Special Situation Financings.  In some instances, the Fund’s Special Situation Financing investments may be in companies that have been bootstrapped (i.e., funded solely by the personal assets of their founders or other individuals), without substantial equity investment from investors or participation of venture capital investors.  The Fund does not intend to invest in any company to secure control of its securities primarily for the purpose of making a profit in the sale of the controlled company’s securities, and, for the avoidance of doubt, any such investment would not constitute a Special Situation Financing.  The Fund may also invest in direct equity investment opportunities such as convertible debt, secondary common stock purchases or other equity instruments issued by companies of diverse capitalization and creditworthiness, including, without limitation, early‑stage private companies, public and later‑stage private companies, and companies undergoing restructuring or recapitalization of their existing debt or equity financing (including equity securities of companies whose loans are held by the Fund), in amounts up to 10% of all investments of the Fund and the Company determined cumulatively over the life of the Fund and the Company (provided, however, that any amounts paid by the Fund or the Company to acquire equity securities pursuant to the receipt or exercise of warrants or stock received in connection with the Fund’s venture loans shall not be taken into account in determining whether such 10% threshold has been met).  The Fund will make available significant managerial assistance through its officers to certain companies whose securities are held in the Fund’s portfolio, as described under the caption “Regulation.”

As a BDC, the Fund must invest at least 70% of its total assets in qualifying assets (“Qualifying Assets”) consisting of (a) interests in “eligible portfolio companies” as defined in the 1940 Act (“Eligible Portfolio Companies”) and (b) certain other assets including cash and cash equivalents.  An Eligible Portfolio Company is a United States company that is not an investment company, as defined, or is excluded from the definition of investment company under Section 3 of the 1940 Act, and that either:  (i) does not have a class of securities listed on a national securities exchange, or does have a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non‑voting common equity of less than $250 million; or (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) has total assets of not more than $4 million and capital and surplus of not less than $2 million; or (iv) meets such other criteria as may be established by the SEC.  Control under the 1940 Act is presumed to exist where a BDC owns more than 25% of the outstanding voting securities of the Eligible Portfolio Company.  Also included in Qualifying Assets are follow‑on investments in a company that met the definition of Eligible Portfolio Company at the time of the Fund’s initial investment, but subsequently does not meet such definition because it has a class of securities listed on a national securities exchange, if, at the time of the follow‑on investment, the Fund (a) owns at least 50% of (i) the greatest number of equity securities of such company, including securities convertible into or exchangeable for such securities, and (ii) the greatest amount of certain debt securities of such company held by the Fund at any time during the period when such company was an Eligible Portfolio Company, and (b) is one of the twenty largest holders of record of the company’s outstanding voting securities.  The Fund may invest in companies that are not Eligible Portfolio Companies (for example, because the company’s securities are quoted on the NASDAQ Global Market (“NASDAQ”)) and Eligible Portfolio Companies as to which the Fund does not offer to make available significant managerial assistance.  As a BDC, the Fund is generally prohibited under the 1940 Act from investing in securities issued by broker/dealers, investment advisers, and underwriters unless certain conditions are met.  The Fund will invest primarily in private companies based in the United States, but may also invest, to a lesser extent, in non‑U.S. based companies (subject to compliance with BDC requirements to invest at least 70% of our assets in U.S. companies).

The Fund intends to use a buy‑and‑hold strategy where debt investments are held to maturity.  All securities are evaluated on a regular basis to determine whether there should be any change to this strategy.  Some debt investments are restructured, which may result in the extension of the original maturity date or other change in the instrument, including but not limited to, conversion of all or part of the instrument to equity.  The Fund does not intend to purchase publicly‑held securities; however, some publicly‑traded securities may be acquired through warrant exercises, mergers, acquisitions, and IPOs of the companies in which investments are made.  Additionally, in some cases, publicly‑traded securities may be issued in conjunction with loans made to public companies.  When a company’s securities become publicly‑traded, the Fund or the Company may hold these securities and sell them or may choose to distribute the securities directly to the Members of the Company.  If held, publicly‑traded securities are monitored on an on‑going basis, and a variety of factors regarding the issuing company (e.g., trend in stock price, underlying business fundamentals and potential for growth, information regarding the lock‑up, etc.) are used to determine when to sell these securities.

VENTURE LOANS.  Venture loans generally will be made pursuant to a negotiated loan agreement, and be evidenced by promissory notes secured by all of the borrower’s assets.  The loans typically are secured by a first‑position lien on such assets.  The Fund will receive periodic payments (usually monthly), and may receive a final payment equal to a percentage of the original loan amount, payable at maturity of the loan (whether as stated or accelerated).  The interest rate and amortization terms of venture loans and all other transaction terms will be individually negotiated between the Fund and each borrower.

The documentation for venture loans will include representations, warranties, covenants, and events of default intended to protect the Fund and which are customary for commercial transactions of this type and size.  Typical material terms include restrictions on additional debt, covenants to maintain the collateral and keep it adequately insured and free of liens, prohibitions against sale or other disposition of the assets except under specified conditions, and acceleration provisions making the remaining outstanding amounts under the loan immediately due and payable and giving rise to a right to take possession of the collateral upon certain events of default, including failure to make required payments, insolvency, and failure to comply with covenants.  There can be no assurance that the value of the collateral at the time of default will be at least equal to the outstanding amount due under the loan.

Typically, loans will be structured as commitments by the Fund to provide financing, in one or more advances over a specified period of availability, determined as part of the underwriting process.  The commitment of the Fund to finance future asset acquisitions or growth capital needs is typically subject to the absence of any default under the loan and compliance by the borrower with requirements relating to, among other things, the type of assets to be acquired, and if applicable the borrower’s achievement of performance‑based milestones.  Although the Fund’s commitment generally will provide that the Fund is not required to continue to fund additional asset purchases or growth capital if there has been a material adverse change in the borrower’s financial condition, a borrower’s financial condition may not be as strong at the time a loan is funded as it was when the related commitment was made.

WARRANTS.  The Fund generally will acquire warrants to purchase equity securities of the borrower in connection with financings.  It is anticipated that such warrants, generally, will be distributed by the Fund to the Company simultaneously with, or shortly following, their acquisition.  The terms of the warrants, including the expiration date, exercise price, and terms of the equity security for which the warrant may be exercised, will be negotiated individually with each borrower, and will likely be affected by the price and terms of securities issued by the company to its venture capitalists and other holders in equity financings close in time to the Fund’s making of the loan commitment.  Based upon the Investment Manager’s past experience, it is anticipated that most warrants will be exercisable for a term of ten to fifteen years, and will have an exercise price based upon the price at which the borrower most recently issued equity securities or, if a new equity offering is anticipated, the future price of such equity securities (and sometimes a “blended price”).  In some cases, the warrants issued to the Fund may be exercisable in connection with any future financing round of the borrower.  In certain transactions, it is anticipated that warrants will be issued with an exercise price that is waived in connection with an initial public offering or acquisition.  The equity securities for which the warrant will be exercised generally will be convertible preferred stock (of which there may be one or more classes) or common stock.  Substantially all the warrants and underlying equity securities will be restricted securities under the 1933 Act at the time of issuance; the Fund generally negotiates registration rights with the borrower that may provide “piggyback” and S‑3 registration rights, which permit the owner of the warrant under certain circumstances to include some or all of the securities that will be acquired upon exercise of the warrant in a registration statement filed by the borrower.  The Fund generally will negotiate “net issuance” provisions in the warrants, which allow the owner of the warrant to exercise the warrant without payment of any cash, and thereby receive a net amount of shares determined by the increase in the value of the issuer’s stock (at the time of exercise) above the exercise price stated in the warrant.

EQUITY SECURITIES.  The Fund and Company also may make direct investments in equity securities (including convertible notes) having an aggregate cost of up to 10% of all investments of the Fund and the Company determined cumulatively over the life of the Fund and the Company (provided, however, that any amounts paid by the Fund or the Company to acquire equity securities pursuant to the receipt or exercise of warrants or stock received in connection with the Fund’s venture loans shall not be taken into account in determining whether such 10% threshold has been met).  For example, the Fund or the Company may invest equity in a follow‑on round of financing to maintain or increase their ownership stake.  In some cases, equity investments may be made in companies where the Fund does not have an existing loan.  Additionally, the Fund and the Company anticipate selectively pursuing opportunistic equity purchases, which may take the form of primary or secondary stock purchases.  The Investment Manager expects that the equity securities generally will be convertible preferred stock, though it is possible the Fund would invest directly in common stock of Venture‑Backed Companies or convertible notes which convert into common stock of Venture‑Backed Companies.  It is likely that, as in the case of warrants, direct equity investments, if made by the Fund, generally will be distributed by the Fund to the Company simultaneously with, or shortly following, their acquisition, although, in this case, as a result of U.S. federal income tax and 1940 Act requirements, such equity investments may be held by the Fund for a longer period of time prior to their distribution to the Company.

Investment Policies

For purposes of these investment policies (other than the diversification standards below), references to the percentage of the Fund’s total investments or the Fund’s total assets “invested” will be deemed to refer, in the case of debt financings, to the total amount of financing that the Fund has committed to provide, and in the case of equity investments, to the cost basis of such equity investments; the Fund will not be required to divest securities in its portfolio or decline to fund an existing commitment because of a subsequent change in the value of securities the Fund has previously acquired or committed to purchase.

DIVERSIFICATION STANDARDS.  The Fund will be classified as a “non‑diversified” closed‑end investment company under the 1940 Act.  Until the Fund qualifies as a regulated investment company (“RIC”), it will not be subject to the diversification requirements applicable to RICs under the Internal Revenue Code.  Commencing with the first capital call, the Investment Manager will seek to increase the diversification of the Fund’s portfolio so as to make it possible to meet the RIC diversification requirements, as described below.  There can be no assurance, however, that the Fund will be able to meet those requirements.

To qualify as a RIC and obtain the special pass‑through status available to RICs under the Internal Revenue Code, the Fund must meet the issuer diversification standards under the Internal Revenue Code that generally require that, at the close of each quarter of the Fund’s taxable year, (i) not more than 25% of the value of its total assets is invested in the securities of a single issuer, and (ii) at least 50% of the value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (counting each investment in such other securities only if the value of such securities does not exceed 5% of the value of the Fund’s total assets and the Fund does not own more than 10% of the outstanding voting securities of the issuer of such securities).

INDUSTRY SEGMENT CONCENTRATION.  The Fund will seek to build a diversified portfolio by investing in a large number of technology companies across a broad range of industry segments.  Representative segments may include enterprise software and services (various vertical markets), online consumer services, e‑commerce services, healthcare, medical devices, biotechnology, security technology, and internet‑enabled businesses, among others.  It is anticipated that the percentage of the Fund’s investments within any particular segment will evolve over time as segments fall in and out of favor within the venture capital ecosystem.

INVESTMENT GUIDELINES.  In selecting investments for the Fund’s portfolio, the Investment Manager will endeavor to meet the investment guidelines discussed below.  The Fund may, however, make investments that do not conform to one or more of these guidelines when deemed appropriate by the Investment Manager.  Such investments might be made if the Investment Manager believes that a failure to conform in one area is offset by exceptional strength in another or is compensated for by a higher yield, favorable warrant issuance, or other attractive transaction terms or features.

STAGE OF DEVELOPMENT GUIDELINES.  The Investment Manager will seek to diversify the Fund’s portfolio based on the development stage of the companies in which it invests.  Generally, Venture‑Backed Companies fall into several categories:

•
Early or seed stage companies represent the initial stages of a start‑up company’s development.  These companies have raised varying amounts of equity capital to prove a concept and qualify for larger sums of start‑up capital.  Their activities are limited to product development, scientific and market research, recruiting a management team, and proving early business traction.  These companies generally have investor syndicates that include early stage investors such as high net worth angel investors, venture capitalists, incubators, and crowd funding platforms.

•	Emerging growth stage companies have a proven early product/market fit and have initiated or are about to initiate full‑scale operations and sales, but may not be showing a profit.

•	Mezzanine stage companies are approaching or have attained break even or profitability and are continuing to expand.

The Investment Manager will refer to its investments in seed and start‑up companies as “Early Stage” and investments in emerging growth companies and mezzanine companies as “Expansion Stage.” The Investment Manager will seek to diversify its investments across stages.  Classification of a company by stage of development necessarily involves a subjective judgment by the Investment Manager, and it is possible that other investors or market analysts would classify a company differently than the classification used by the Fund.

QUALITY GUIDELINES.  The Investment Manager will seek to invest the majority of the Fund’s aggregate investments (determined cumulatively over the life of the Fund) in investments that meet many of the following guidelines:

Company Guidelines

•	The company has a minimum capitalization of at least $1 million.

•	The company has at least six months’ available cash to fund its operations or indications from its equity investors that they will make investments necessary to provide such cash.

•	The company’s equity investors have indicated a current intention to make additional equity financing available to the company, or the company has forecasted positive cash flow.

•	The company’s business plan contemplates sales of at least $25 million within five years.

•	The company has previously closed equity financing, or will close equity financing prior to the funding of the loan.

Transaction Guidelines for Loans

•	The term of the loan does not exceed 60 months, and does not extend beyond the tenth anniversary of the date of the first investment by the Fund (or, if earlier, the Company).

•	Debt service requirements of the loan are, in the opinion of the Investment Manager, not likely to become an impediment to the company raising additional capital.

•	The loan is securitized by all or substantially all of the assets of the borrower.

Venture Capital Support Guidelines

•	The company’s equity investors have (i) in the opinion of the Investment Manager, significant venture capital and/or industry experience and (ii) and follow‑on capital to support the company.

SPECIAL SITUATION FINANCING.  The Investment Manager may invest up to 20% of the Fund’s aggregate investments determined cumulatively over the life of the Fund in Special Situation Financings (as calculated in the manner described above under the caption “Investment Policies”).  Such Special Situation Financings could include investments targeted towards late‑stage or public companies seeking additional growth capital to expand product offerings, increase market penetration or fund strategic acquisitions of other companies or technology.  In these situations, the Fund would only consider investing in this Special Situation Financing if it determined it to be of equivalent or better quality as compared to a senior secured loan made to the Fund’s more typical portfolio companies.  Further, the Fund may also choose to subordinate existing outstanding debt as part of a restructuring or work‑out arrangement in order to allow the company to successfully complete a transaction such as an acquisition or round of financing.  There can be no assurance that the subordination will work to the benefit of the Fund.  The Investment Manager will target companies whose cash flow from operations and cash reserves are expected to service the Fund’s investment on a current basis.  Special Situation Financings may be structured as senior debt, convertible debt, subordinated debt or other debt/equity structures.  In addition, Special Situation Financings could include investments in a “troubled” company undergoing a restructuring or recapitalization of its existing debt or equity, and making investments in subordinated debt, providing bridge financing to a company which is in the process of raising additional private equity, planning an initial public offering or is seeking to enter into a business combination through which it would be acquired.  In some instances, these companies will have been bootstrapped (i.e., funded solely by the personal assets of their founders or other individuals), without any substantial investment from venture capital or other investors.

INTERNATIONAL INVESTMENTS.  As a BDC, the Fund may invest in companies which are not Qualifying Assets as long as at the time of such investment at least 70% of the value of the Fund’s total assets are invested in Qualifying Assets.  An Eligible Portfolio Company must be organized under the laws of, and have its principal place of business in, the United States.  Therefore, the Fund could possibly invest up to, but no more than, 30% of its total assets in foreign‑based companies.  If reasonably practicable, investments in foreign‑based companies would be secured by foreign‑based assets in addition to being secured by any assets located in the United States.

LEVERAGE.  The Company intends to utilize a capital call line of credit to borrow on a short‑term basis to fund investments and to pay expenses and other liabilities but will otherwise not incur any indebtedness.  In general, such short‑term borrowing would range from a period of 30 to 180 days.  The Fund intends to borrow money from and issue debt securities to banks, insurance companies and other lenders to obtain additional funds to originate loans (and possibly for Special Situation Financings), if such borrowings are available on terms that are acceptable to the Investment Manager and board of directors of the Fund.  It is possible, due to potential future tightening of the credit markets, that the Fund may not be able to secure such borrowings on acceptable terms.  For example, while each of the Fund’s predecessor funds managed by the Investment Manager has utilized leverage to maximize return to investors, Fund V, after the financial crisis of 2008, was only able to acquire a loan facility in the amount of $30 million, much smaller than the facilities used by the funds that preceded Fund V.  However, the subsequent five funds, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X have operated in stronger economic environments.  During Fund VI’s existence, the credit markets allowed it to initially obtain a credit line of $40 million and as the capital markets improved, it eventually increased the line to $160 million.  During Fund VII’s existence, the credit markets continued to improve allowing it to initially obtain a credit line of $125 million which was later increased to $255 million.  During Fund VIII’s existence, the credit markets remained open, allowing it to initially obtain a credit line of $125 million, which was later increased to $280 million.  During Fund IX’s existence, the credit markets remained open allowing it to initially obtain a credit line of $200 million which was later increased to $400 million.  During Fund X’s existence, the credit markets have continued to remain relatively healthy allowing it to obtain a credit line of $250 million with an accordion feature of up to $125 million, for a total capacity of $375 million.  Any borrowings of the Fund are subject to the Asset Coverage requirements under the 1940 Act.  See the discussion below under the caption “Regulation.” The use of leverage increases investment risk.  See the discussion at Item 1A under the caption “Risk Factors – General – Leverage.”

TEMPORARY INVESTMENTS.  Pending investment, and until distributions to, respectively, the sole shareholder and the Members are made, the Fund and the Company will invest excess cash in:  (i) time deposits, certificates of deposit and similar instruments of highly‑rated banks; (ii) securities issued or guaranteed by the U.S. government, its agencies or instrumentalities; (iii) repurchase agreements that are:  (a) issued by highly‑rated banks or securities dealers; and (b) fully collateralized by U.S. government securities; (iv) short‑term high‑quality debt instruments of U.S. corporations; and (v) money market funds and other pooled investment funds whose investments are restricted to those described above.  The average maturity of such investments, weighted by their par value, will not exceed 90 days.

OTHER INVESTMENT POLICIES.  Neither the Fund nor the Company will sell securities short (except to the extent either the Fund or the Company has a warrant for, or owns, shares equal to the number of shares which is the subject of the proposed short sale), purchase securities on margin (except to the extent the Fund’s permitted borrowings are deemed to constitute margin purchases), purchase or sell commodities or commodity contracts (except interest rate hedging transactions in connection with the Fund’s permitted borrowings), or purchase or sell real estate.  The Fund and the Company may, however, write puts and calls, and acquire options, as a hedge for equity investments and to increase return through a covered call.  The Fund and the Company will not underwrite the securities of other companies, except to the extent they may be deemed underwriters upon the disposition of restricted securities acquired in the ordinary course of their business.  The Fund may, however, use borrowed funds for its lending activities.  See the discussion at Item 1A under the caption “Risk Factors – General – Leverage.”

The Fund’s investment objectives, investment policies and investment guidelines (other than its intended status as a BDC) are not fundamental policies and may be changed by the Fund’s board of directors at any time.  Initially, the Fund is not likely to invest in transactions independently, but side by side with Fund X, generally in the form of independent loan commitments to the same Venture‑Backed Companies, subject to approval by its board of directors.  See the discussion herein under the caption “Risk Factors – Conflicts of Interest.”

Regulation

After the Fund files an election to be treated as a BDC, it may not withdraw its election without first obtaining the approval of holders of a majority of its outstanding voting securities (as defined under the 1940 Act).  The following is a brief description of the 1940 Act and is qualified in its entirety by reference to the full text of the 1940 Act and the rules thereunder.

Generally, to be eligible to elect BDC status, a company must engage in the business of furnishing capital and offering significant managerial assistance to Eligible Portfolio Companies.  More specifically, in order to qualify as a BDC, a company must (i) be a domestic company; (ii) have registered a class of its securities, or have filed a registration statement, with the SEC pursuant to Section 12 of the Exchange Act; (iii) operate for the purpose of investing in the securities of certain types of Eligible Portfolio Companies; (iv) either offer to extend significant managerial assistance to such Eligible Portfolio Companies or the Eligible Portfolio Company (x) has total assets of not more than $4 million and capital and surplus of not less than $2 million or (y) meets such criteria as the SEC otherwise may provide; (v) have a majority of directors who are not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act (“disinterested directors”); and (vi) file (or under certain circumstances, intend to file) a proper notice of election with the SEC.

“Making available significant managerial assistance” is defined under the 1940 Act, in relevant part, as:  (i) an arrangement whereby the BDC, through its officers, directors, employees or general partners, offers to provide and, if accepted, does provide, significant guidance and counsel concerning the management, operations or business objectives of a portfolio company; or (ii) the exercise by a BDC of a controlling influence over the management or polices of the portfolio company by the BDC acting individually or as part of a group acting together which controls the portfolio company.  The officers of the Fund, and the officers of the Investment Manager, on behalf of the Fund, intend to offer to provide managerial assistance, including advice on equipment acquisition and financing, cash flow and expense management, general financing opportunities, acquisition opportunities and opportunities to access the public securities markets, to the great majority of companies to whom the Fund provides venture loans.  The right to offer such assistance will typically be provided in the negotiated documents for the loan transactions.  In some instances, officers of the Fund might serve on the boards of directors of borrowers or of companies in which it makes an equity investment.

An “Eligible Portfolio Company” is a domestic company with its principal place of business in the United States that is not an investment company, as defined, or excluded from the definition of an investment company, in Section 3 of the 1940 Act, and that either:  (i) does not have a class of securities registered on a national securities exchange, or does have a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non‑voting common equity of less than $250 million; or (ii) is controlled by a BDC and has an affiliate of a BDC on the Eligible Portfolio Company’s board of directors; (iii) has total assets of not more than $4 million and capital and surplus of not less than $2 million; or (iv) meets such other criteria as may be established by the SEC.  Control under the 1940 Act is presumed to exist where a BDC owns more than 25% of the outstanding voting securities of the Eligible Portfolio Company.

The 1940 Act prohibits or restricts BDCs from investing in certain types of companies, such as brokerage firms, insurance companies, investment banking firms, and investment companies or companies that would be investment companies but for one or more of the exclusions under Section 3(c) of the 1940 Act.  Moreover, the 1940 Act limits the type of assets that BDCs may acquire to certain prescribed “Qualifying Assets” and certain assets necessary for its operations (such as office furniture, equipment, and facilities) if, at the time of acquisition, less than 70% of the value of BDCs assets consist of Qualifying Assets.  Qualifying Assets include:  (i) privately acquired securities of companies that were Eligible Portfolio Companies at the time such BDC acquired their securities; (ii) securities of bankrupt or insolvent companies; (iii) securities of Eligible Portfolio Companies controlled by a BDC; (iv) securities received in exchange for or distributed with respect to any of the foregoing; and (v) cash items, government securities and high‑quality short‑term debt.  Also included in Qualifying Assets are follow‑on investments in a company that met the definition of Eligible Portfolio Company at the time of the Fund’s initial investment, but subsequently does not meet such definition because it has a class of securities listed on a national securities exchange, if, at the time of the follow‑on investment, the Fund (a) owns at least 50% of (i) the greatest number of equity securities of such company, including securities convertible into or exchangeable for such securities, and (ii) the greatest amount of certain debt securities of such company held by the Fund at any time during the period when such company was an Eligible Portfolio Company, and (b) is one of the twenty largest holders of record of the company’s outstanding voting securities.  The 1940 Act also places restrictions on the nature of transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered Qualifying Assets.  Such restrictions include limiting purchases to transactions not involving a public offering and the requirement that securities be acquired directly from either the Eligible Portfolio Company or its officers, directors or affiliates.

The Fund, upon election to be treated as a BDC, may sell its securities at a price that is below its net asset value per share provided a majority of the Fund’s disinterested directors determines that such sale would be in the best interests of the Fund and its sole shareholder and upon the approval by the holders of a majority of its outstanding voting securities, including a majority of the voting securities held by non‑affiliated persons, of such policy or practice within one year of such sale.  A majority of the disinterested directors also must determine in good faith, in consultation with the underwriters of the offering if the offering is underwritten, that the price of the securities being sold is not less than a price which closely approximates market value of the securities, less any distribution discounts or commissions.  As defined in the 1940 Act, the term “majority of the outstanding voting securities” of the Fund means the vote of (i) 67% or more of the Shares present at a meeting, if the holders of more than 50% of the outstanding Shares are present or represented by proxy, or (ii) more than 50% of outstanding Shares, whichever is less.

Many of the transactions involving a company and its affiliates (as well as affiliates of those affiliates) which are prohibited without the prior approval of the SEC under the 1940 Act are permissible for BDCs, including the Fund, upon the prior approval of a majority of the Fund’s disinterested directors and a majority of the directors having no financial interest in the transactions (“required majority”).  Some transactions, however, involving certain persons related to the Fund, including its directors, officers, the Investment Manager and the Company, may still require the prior approval of the SEC.  In general, before engaging in certain transactions with the Fund or any company controlled by the Fund:  (i) any person who owns, controls, or holds power to vote more than 5% of the Fund’s outstanding Shares; (ii) any director, executive officer, or general partner of a person described in clause (i); and (iii) any person who directly or indirectly controls, is controlled by, or is under common control with, a person described in clause (i), must obtain the prior approval of a majority of the Fund’s disinterested directors, and, in some situations, an order from the SEC exempting such transactions from certain provisions of the 1940 Act.  The Investment Manager has filed an application with the SEC on behalf of itself and certain of its affiliated persons seeking an exemptive order from the relevant provisions of the 1940 Act and related rules thereunder.  While seeking such exemptive relief, the ability of the Fund to co‑invest with Prior Debt Fund Entities, as described herein, is subject to certain conditions (“Conditions”) with which the Prior Debt Fund Entities are currently complying, and with which the Fund and the Company will comply.  Co‑investments made under the exemptive relief, if granted, will be subject to compliance with the conditions and other requirements contained in the exemptive relief, which are expected to closely track the Conditions.  The 1940 Act generally does not restrict transactions between the Fund and its Eligible Portfolio Companies.

While a BDC may change the nature of its business so as to cease being a BDC (and in connection therewith withdraw its election to be treated as a BDC) only if authorized to do so by a majority vote (as defined by the 1940 Act) of its outstanding voting securities, shareholder approval of changes in other fundamental investment policies of a BDC is not required (in contrast to the general 1940 Act requirement, which requires shareholder approval for a change in any fundamental investment policy).

Under the 1940 Act, the Fund may not incur borrowings unless, immediately after the borrowing is incurred, such borrowings meet certain Asset Coverage requirements under the 1940 Act.  The Fund has elected to be subject to provisions of the 1940 Act allowing for Asset Coverage of at least 150%.  “Asset Coverage” means the ratio which the value of the Fund’s total assets, less all liabilities not represented by (i) the borrowings and (ii) any other liabilities constituting “senior securities” under the 1940 Act, bears to the aggregate amount of such borrowings and senior securities.  The practical effect of this restriction is to limit the Fund’s borrowings and other senior securities to 66.6% of its total assets less its liabilities other than the borrowings and other senior securities.  The 1940 Act also requires that, if the Fund borrows money, provision be made to prohibit the declaration of any dividend or other distribution on the shares (other than a dividend payable in shares), or the repurchase by the Fund of shares, if, after payment of such dividend or repurchase of shares, the Asset Coverage of such borrowings would be below 150%.  If the Fund is unable to pay dividends or distributions in the amounts required under the Internal Revenue Code, it might not be able to qualify for the pass‑through status as a RIC or, if qualified, to continue to so qualify.

In addition, the Fund’s borrowings in excess of 5% of total assets for temporary purposes, and all of its borrowings for emergency purposes that are not “temporary,” are subject to the applicable Asset Coverage requirements.

Taxation

The following is a general summary of certain of the United States federal income tax laws relating to the Fund.  This discussion is based on the Internal Revenue Code, the Treasury Regulations thereunder (“Regulations”), published rulings, procedures and announcements and court decisions as of the date hereof.  The tax law, as well as the implementation thereof, is subject to prospective and retroactive change, and any such change might interfere with the Fund’s ability to qualify as a RIC or, if the Fund so qualifies, to maintain such qualification.  This discussion does not purport to deal with all of the United States federal income tax consequences applicable to the Fund or to all categories of investors, some of whom may be subject to special rules.  In addition, it does not address state, local, foreign or other taxes to which the Fund or its investors may be subject, or any proposed changes in applicable tax laws.  Investors should consult their tax advisers with respect to an investment in Fund Shares.

TAXATION OF THE FUND AS AN ORDINARY CORPORATION

It is anticipated that, commencing with the second year of its investment operations, the Fund will seek to meet the requirements, including diversification requirements, to qualify for the special pass‑through status available to RICs under the Internal Revenue Code.  Unless and until the Fund meets these requirements, it will be taxed as an ordinary corporation on its taxable income for that year (even if that income is distributed to the Company, the Fund as an ordinary corporation does not receive a deduction with respect to the payment of dividends), and all distributions out of its earnings and profits will be taxable to the Company and its Members; thus, such income will be subject to two layers of tax (although the corporate Members may be entitled to a dividends‑received deduction and individual Members may be entitled to have such dividends taxes at the combination of long‑term capital gains, net investment income tax and any applicable State income tax rates).  If the Fund qualifies as a RIC and meets certain distribution requirements, it will not pay any federal corporate income tax on income which is distributed to the Company (referred to as having “pass‑through status” due to a RIC being able to take a “dividends‑paid deduction”).  There is no assurance that the Fund will meet the requirements to qualify as a RIC.

TAXATION OF THE FUND AS A RIC

Consequences of Converting From an Ordinary Corporation to a RIC.  In order to qualify as a RIC, at the end of the first year in which it so qualifies the Fund must have no accumulated earnings and profits from years in which it was not taxed as a RIC.  To meet this requirement, before the end of the first year in which it qualifies as a RIC the Fund must distribute as dividends all of its accumulated earnings and profits.  In addition to the foregoing, pursuant to the Regulations, the Fund must either (i) recognize gain on the disposition of any asset during the five year period (the “Recognition Period”) beginning on the first day of the first taxable year for which the Fund qualifies for pass‑through status as a RIC that is held by the Fund as of the beginning of such Recognition Period, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Fund’s adjusted tax basis in such asset as of the beginning of such Recognition Period (such excess, hereinafter, “built‑in gain”), taxable at the highest regular corporate rates or (ii) elect to immediately recognize and pay tax on any such built‑in gain with respect to any of its portfolio holdings and, as described above, distribute the earnings and profits from such deemed sales.  As a RIC, the Fund generally would not be able to use any net operating loss carryforwards relating to periods prior to the first year in which the Fund qualifies as a RIC.

RIC Qualification Requirements.  In order to qualify as a RIC, the Fund must, among other things, (1) at all times during the taxable year, have a valid and effective election to be a BDC under Sections 6(f) and 54 of the 1940 Act, as discussed herein under the caption “Regulation”; (2) derive at least 90% of its gross income for each taxable year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including gains from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies, and net income derived from an interest in a qualified publicly traded partnership (as defined in Section 851(h) of the Internal Revenue Code); (3) diversify its holdings so that, at the end of each quarter of each taxable year:  (a) at least 50% of the value of the Fund’s total assets is represented by (i) cash and cash items, U.S. government securities, and securities of other RICs, and (ii) other securities (counting each investment in such other securities only if the value of such securities does not exceed 5% of the value of the Fund’s total assets and the Fund does not own more than 10% of the outstanding voting securities of the issuer of such securities) and (b) not more than 25% of the value of the Fund’s total assets is invested in (i) the securities (other than U.S. government securities and securities of other RICs) of any one issuer, (ii) the securities (other than securities of other RICs) of two or more issuers that the Fund controls (defined as 20% or more of the voting power) and that are engaged in the same, similar, or related trades or businesses, or (iii) the securities of one or more qualified publicly traded partnerships; and (4) file an election to be a RIC.

If the Fund qualifies as a RIC and properly distributes to the Company, as its sole shareholder, each taxable year an amount equal to or exceeding the sum of (1) 90% of its “investment company taxable income” as that term is defined in the Internal Revenue Code (which includes, among other things, dividends, taxable interest, and the excess of any net short‑term capital gains over net long‑term capital losses, as reduced by certain deductible expenses) without regard to the deduction for dividends paid and (2) 90% of the excess of its gross tax‑exempt interest, if any, over certain disallowed deductions, the Fund generally will not be subject to U.S. federal income tax on any income of the Fund distributed to its sole shareholder, including “net capital gain” (the excess of net long‑term capital gain over net short‑term capital loss).  However, if the Fund meets such distribution requirements and, thus, is eligible for pass‑through status, but chooses to retain some portion of its investment company taxable income or net capital gain, it generally will be subject to U.S. federal income tax at regular corporate income tax rates on the amount retained.  A distribution of warrants or equity investments to its sole shareholder will be treated as a sale by the Fund of such assets with the excess of the fair market value of those assets over their tax basis being the amount of the income or gain to the Fund arising from the distribution.  This gain would not be taxable to the Fund, but would be income to the Company which would be allocated to the Members.

If, after initially qualifying as a RIC, the Fund fails to qualify as a RIC that is eligible for pass‑through status for any taxable year, it will be treated as a U.S. corporation subject to U.S. federal income tax, thereby subjecting any income earned by the fund to tax at the corporate level and to a further tax at the shareholder level when such income is distributed.  In such a case, there may be substantial tax and other costs associated with re‑qualifying as a RIC.

The Fund will be subject to a nondeductible 4% excise tax (“Excise Tax”) to the extent it fails to distribute by the end of any calendar year at least 98% of its ordinary income for such calendar year and 98.2% of its capital gain net income for the one‑year period ending on October 31 of such calendar year, plus certain other previously undistributed amounts.  For these purposes, any taxable income retained by the Fund, and on which it pays federal income tax, will be treated as having been distributed.

The Fund currently intends to distribute in each year for which it qualifies as a RIC substantially all of its net investment income and capital gain net income so as not to be subject to either federal income tax or Excise Tax.

Effect of Certain Investments and Investment Practices.  The Fund’s activities generally will be unlike the typical activities engaged in by most investment companies that seek to qualify as RICs for federal income tax purposes.  Certain aspects of these activities may at times make it more difficult for the Fund to satisfy the requirements for qualifying as a RIC than is the case for other investment companies.  For example, because the timing of borrowings under the Fund’s loan commitments will be primarily controlled by the borrower, it is possible that, due to borrowings being made under some commitments at a faster pace than others, the Fund might experience difficulty in meeting the diversification requirement as of the close of a quarter of a taxable year.  This difficulty might be exacerbated during the early period of the Fund’s existence, when the Fund will have outstanding financing commitments and loans funded thereunder to fewer borrowers than will be the case for later periods.  If the Fund does not meet the diversification requirement as of the close of any such quarter by reason of a discrepancy existing immediately after the acquisition of any security or other property which is wholly or partly the result of such acquisition during such quarter, it generally will not lose its status as a RIC for such quarter if such discrepancy is eliminated within 30 days after the close of such quarter and in such cases it shall be considered to have met such requirements at the close of such quarter.  There can be no assurance, however, that the Fund will be able to eliminate a discrepancy within the 30 day period.

To the extent that the terms of venture loans provide for the receipt by the Fund of additional interest at the end of the loan term (known as residual income), the Fund would be required to accrue such residual income over the life of the loan, and to include such accrued income in its gross income for each taxable year even if it receives no portion of such residual income in that year.  Thus, in order to meet the distribution requirement and avoid payment of income taxes or the Excise Tax on undistributed income, the Fund may be required in a particular year to distribute as a dividend an amount in excess of the total amount of income it actually receives.  Those distributions will be made, to the extent possible, from the Fund’s cash assets, from amounts received through amortization of loans or from borrowed funds.

TAXATION OF THE FUND’S SHAREHOLDER IF THE FUND QUALIFIES AS A RIC

General.  Generally, dividends paid to the Company, as the Fund’s sole shareholder, that are attributable to the Fund’s net investment income (which, for this purpose, includes net short‑term capital gains) will be taxable to the Company (and, therefore, the Members) as ordinary income.  Since the Fund’s income is expected to be derived primarily from sources that do not pay “qualified dividend income,” such dividends generally will not qualify for the maximum 20% federal income tax rate available to individuals on qualified dividend income.  Capital gain distributions are taxable to Members as long‑term capital gains regardless of how long the Company has held its Shares or the Member has held its Interests.  It is not anticipated that a significant portion of the Fund’s dividends will qualify for the dividends‑received deduction for corporate Members in respect of their distributive shares of Fund dividends.

Distributions generally are includible in the income of the sole shareholder at the time the distribution is received.  Any distribution, however, declared by the Fund as of a record date in October, November or December, and paid to the Company the following January, is deemed to have been paid by the Fund and received by the Company on December 31 of the year declared for both federal income and Excise Tax purposes.  This will prevent the application of the Excise Tax to the Fund as a result of the delay in the payment of the dividends.

If, for any calendar year, the Fund’s total distributions exceed its current and accumulated earnings and profits, the excess will generally be considered a tax‑free return of capital to a Member to the extent of the Member’s allocable share of the Company’s adjusted basis in its Shares and then as capital gain.  The amount treated as tax‑free return of capital will reduce the adjusted tax basis of a Member’s Interests, thereby increasing the potential gain or reducing the potential loss on the sale of Interests.  The federal income tax status of all distributions of the Fund during the calendar year will be reported to the Company annually.  As used herein, return of capital refers to the payment of principal back to investors.

In general, upon the sale or other disposition of Shares of the Fund by the Company, the Company will recognize a gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the Shares.  Any loss on the sale recognized will be disallowed to the extent the Company has acquired (or entered into a contract to acquire) substantially identical Shares within a period beginning 30 days before the disposition and ending 30 days after the disposition.  In such case, the basis of the Shares acquired will be adjusted to reflect the disallowed loss.  Gain or loss realized upon a sale of Shares generally will be treated as a capital gain or loss.  The gain or loss will be a long‑term capital gain or loss if the Shares were held for more than one year.  In addition, if the Shares sold were not held for more than six months, any loss on the sale will be treated as long‑term capital loss to the extent of any capital gain dividend received by the Company with respect to such Shares.

The Fund and the Company are required to withhold 24% of reportable payments (which may include dividends and capital gain distributions) to individuals and certain other noncorporate Members who do not provide the Company with a correct taxpayer identification number on IRS Form W‑9 or who otherwise are subject to backup withholding.

Federal withholding taxes at a rate of 30% (or a lesser treaty rate) may apply to distributions to the Company and to Members who are nonresident aliens or foreign partnerships, trusts or corporations.  The rules governing United States federal income taxation of foreign Members are complex, and prospective non‑U.S. Members should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Interests, including any reporting requirements.

If the Company is not deemed to be engaged in a trade or business, individuals and certain other persons who are Members will be required to include in their gross income their allocable share of certain Fund expenses relating to the production of gross income that are allocable to the Company.  These Members, therefore, may be deemed to receive gross income from the Company in excess of the distributions they actually receive.  Such allocated expenses would be classified as a miscellaneous itemized deduction to an individual Member.

The Fund will notify the Company following the end of each calendar year of the amounts of dividends and capital gain distributions paid or deemed paid during the year.

Tax‑Exempt Investors.  Qualified plans, Individual Retirement Accounts, and investors exempt from taxation under Section 501(c)(3) of the Internal Revenue Code (collectively, “Tax‑Exempt Entities”) are generally exempt from taxation except to the extent that they have “unrelated business taxable income” (“UBTI”) (determined in accordance with Sections 511‑514 of the Internal Revenue Code).  Under Section 512(b) of the Internal Revenue Code, UBTI does not include dividends received by a Tax‑Exempt Entity.  If the Fund qualifies as a RIC, distributions by the Fund to the Company allocable to a Tax‑Exempt Entity Member that are treated as dividends generally will not be considered UBTI and, therefore, will be exempt from federal income tax even if the Fund borrows to acquire its investment assets.  As a general rule, the income tax provisions relating to corporations apply to RICs unless Subchapter M of the Internal Revenue Code does not provide otherwise and, thus, Section 512(b) should apply to exclude from UBTI dividends paid by a RIC to a Tax‑Exempt Entity.  This conclusion is also supported by Revenue Ruling 66‑106, which applies Section 512(b) to exclude from UBTI dividends paid to the tax‑exempt shareholders of a real estate investment trust, a conduit entity that invests in real estate and is substantially similar to a RIC for tax purposes, on the same theory.  If a Tax‑Exempt Entity, however, borrows money to purchase its Interests, or the Company borrows money to purchase an interest in the Fund, a portion of its income from the Company will constitute UBTI pursuant to the “debt‑financed property” rules of the Internal Revenue Code.  Further, certain income that is generated by an activity that is a “trade or business” and is received by a Tax‑Exempt Entity may be characterized as UBTI.

Certain organizations that are exempt from taxation under the Internal Revenue Code, are subject to different UBTI rules, and accordingly, should consult with their tax advisers regarding the tax treatment of their allocable share of income from the Company and the Fund.  Dividend distributions by the Fund allocable to a charitable organization that is a private foundation should constitute investment income for purposes of the excise tax on net investment income of private foundations imposed by Section 4940 of the Internal Revenue Code.

Non-U.S. Members.  U.S. source dividends received by the Company that are allocable to a Non-U.S. Member are generally subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty).  Dividends from the Fund of its “investment company taxable income” will generally be subject to such withholding to the extent of the Fund’s current or accumulated earnings and profits.  However, distributions of the Fund’s income attributable to “net capital gain” (as described above) will generally not be subject to U.S. taxation or tax withholding when allocated to a Non-U.S. Member unless that Member is an individual who is present in the U.S. for a substantial number of days during the taxable year in which such gains are realized and certain other conditions are satisfied.  In addition, no withholding is required with respect to certain distributions from the Fund to the Company that are allocable to a Non-U.S. Member if (i) the distributions are properly reported as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied.  Furthermore, any income allocable to a Non-U.S. Member upon the sale or other disposition of shares of the Fund by the Company will generally not be subject to U.S. taxation or tax withholding.

Employees

The Fund expects to have no employees and will rely on the Investment Manager and its officers (all of whom are employed and paid by the Investment Manager) to administer its affairs, subject to the supervision of the Fund’s board of directors.

ITEM 1.A.	RISK FACTORS

INVESTMENT RISKS

International Investments.  The Fund could possibly invest up to, but not more than, 30% of its total assets in foreign‑based companies (as calculated in the manner described above under the caption “Investment Policies”).  Foreign investments are subject to most of the same risks as domestic investments, as well as the political, economic and other uncertainties associated with foreign activities, including the risk of war and political unrest, the impact of laws and policies of foreign governments and the United States affecting foreign investment, and the possibility of being subject to the jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.  Furthermore, as discussed under the caption “Remedies Upon Default” below, there may be practical and local law impediments to cost‑effective recovery against collateral located in a foreign country.  Moreover, it is possible that taxes may be required to be withheld by the foreign company on dividend and interest payments received by the Fund with respect to such foreign investments.  Although capital gains derived by the Fund with respect to such investments in such foreign company may often be exempt from non‑U.S. income or withholding taxes, the treatment of capital gains varies among jurisdictions.  If the income from such foreign investments is subject to non‑U.S. income or withholding taxes, the Fund may attempt to negotiate offsetting gross‑up payments from the foreign based company.  No assurances, however, can be given that the Fund would be able to negotiate such offsetting payments.

Foreign currency & exchange rate risks.  Fund assets and income may be denominated in various currencies.  Contributions and distributions, however, will be denominated in U.S. dollars.  As a result, the return of the Fund on any investment may be adversely affected by fluctuations in currency exchange rates, any future imposed devaluations of local currencies, inflationary pressures, and the success of the investment itself.  In addition, the Fund may incur costs in connection with conversions between various currencies.

Accounting & disclosure standards.  Accounting, auditing, financial, and other reporting standards, practices, and disclosure requirements in countries in which the Fund may invest are not necessarily equivalent to those required under United States Generally Accepted Accounting Principles (US GAAP) or International Accounting Standards (IAS).  Accordingly, less information may be available to investors.

Credit Risks.  Most of the companies with which the Fund will enter into financing transactions will not have achieved profitability, may experience substantial fluctuations in their operating results or, in some cases, will not have significant operating revenues.  The ability of any borrower to meet its obligations to the Fund, therefore, will depend to a significant extent on the willingness of such borrower’s venture capital equity investors or outside investors to provide additional equity financing, which in turn will depend on the borrower’s success in meeting its business plan, the market climate for venture capital investments generally and many other factors.  The companies to which the Fund will provide financing will frequently be engaged in the development of new products or technologies, and the success of these efforts, or the ability of the companies to successfully manufacture or market products or technologies developed, cannot be assured.  These companies frequently face intense competition, including competition from companies with greater resources, and may face risks of product or technological obsolescence, non‑acceptance in the market, or rapidly changing regulatory environments, any of which could adversely affect their prospects.  The success of such companies often depends on the management talents and efforts of one person or small group of persons whose death, disability or resignation would adversely affect the company.

Remedies Upon Default.  In the event of a default on a portfolio loan, the available remedies to the Fund would include legal action against the borrower and foreclosure or repossession of collateral given by the borrower.  The Fund could experience significant delays in exercising its rights as a secured lender and might incur substantial costs in taking possession of and liquidating its collateral and in taking other steps to protect its investment.  The Fund generally will require that it have a first priority security interest in any equipment of a borrower financed with the proceeds of the Fund’s loans, although that security interest may extend to the borrower’s other assets in which another lender might have a senior or parity security interest.  It is anticipated that the Fund will make loans to a borrower that has one or more other secured lenders (including Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X).  In such circumstances, the Fund may share all or a portion of its collateral with the other lender(s) and will enter into intercreditor agreements governing the respective rights of the Fund and such other lender(s), which could limit the Fund’s flexibility in pursuing its remedies as a secured creditor, and reduce the proceeds realized from foreclosing or taking possession of the collateral.  In the case of growth capital or working capital loans (where the loan proceeds can be used by the company for general working capital purposes), the Fund will typically receive either a broader lien on substantially all of the borrower’s assets, including its intellectual property, or a lien on substantially all of the borrower’s assets, excluding intellectual property, and a negative pledge on such intellectual property.

As noted above, the Fund will utilize certain of its funds in investments that involve the financing of equipment assets.  Equipment assets are often subject to rapid depreciation or obsolescence such that it is likely the value of the assets underlying a loan to finance such assets will depreciate during the term of the loan transaction below the amount of the borrower’s obligations.  In addition, although borrowers will be required under the transaction documents to provide customary insurance for the assets underlying a loan, and will be prohibited from disposing of the assets without the Fund’s consent, compliance with these covenants cannot be assured and, in the event of non‑compliance, the assets could become unavailable to the Fund due to destruction, theft, sale or other circumstances.  Realization of value from intellectual property collateral can also be time consuming and present special challenges, given the often unique nature and limited market for such assets.  The Fund’s ability to obtain payment beyond the collateral underlying the loan from the borrower might be limited by bankruptcy or similar laws affecting creditors’ rights.  In limited instances where the Fund takes security interests in a borrower’s assets located in a foreign country, there may be practical and local law impediments to cost‑effective recovery against such collateral.  Therefore, there can be no assurance that the Fund would ultimately collect the full amount owed on a defaulted loan.

Emerging Company Risks.  The possibility that the companies in which the Fund invests will not be able to commercialize their technology or product concept presents significant risk to the Fund.  Additionally, although some of such companies may already have a commercially successful product or product line at the time of investment, technology products and services often have a more limited market or life span than products in other industries.  Thus, the ultimate success of these companies may depend on their ability to continually innovate in increasingly competitive markets.  Most of the companies in which the Fund invests will require substantial additional equity financing to satisfy their continuing growth and working capital requirements.  Each round of venture financing is typically intended to provide a company with enough capital to reach the next stage of development.  The circumstances or market conditions under which such companies will seek additional capital is unpredictable.  It is possible that one or more of such companies will not be able to raise additional financing or may be able to do so only at a price or on terms which are unfavorable.

Privately‑held Company Risks.  The Fund intends to invest primarily in privately‑held companies.  Generally, very little public information exists about these companies and the Fund will be required to rely on the ability of the Investment Manager to obtain adequate information to evaluate the potential returns from investing in these companies.  Moreover, these companies typically depend upon the management talents and efforts of a small group of individuals and the loss of one or more of these individuals could have a significant impact on the investment returns from a particular company.  Also, these companies frequently have less diverse product lines and smaller market presence than larger companies.  They are thus generally more vulnerable to economic downturns and may experience substantial variations in operating results.

Due Diligence Risks.  Before making investments, the Investment Manager intends to conduct a limited amount of due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment.  When conducting due diligence and making an assessment regarding an investment, the Investment Manager will be required to rely on resources available to it, including information provided by the target of the investment and, in some circumstances, third party investigations.  The due diligence process may at times be subjective with respect to newly organized companies for which only limited information is available.  Accordingly, there can be no assurance that the due diligence investigation that the Investment Manager will carry out with respect to any investment opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity.  Further, there can be no assurance that such an investigation will result in an investment being successful.

Crisis in Financial Markets.  The ability of the Fund to provide an acceptable return may be adversely affected by economic factors to which the market place is subject.  Volatility and instability in the global financial markets reached unprecedented levels during 2008 and 2009, and health crises and other catastrophes (see below), such as the COVID‑19 pandemic, caused volatility, severe market dislocations and liquidity constraints in many markets.  These volatile conditions may recur into the future.  Such market turmoil could have a material adverse effect on the Fund’s business and operations.  A tightening of the credit markets could impair the Fund’s ability to utilize leverage to maximize the return it achieves on investments.  Funds I, II, III, IV, VI, VII, VIII, IX and X and to a lesser extent Fund V, utilized leverage to increase returns to investors.  If the Fund is unable to utilize leverage to the same extent as the Prior Debt Fund Entities, or unable to utilize leverage at all, there could be a material difference in the Fund’s return to investors as compared to the Prior Debt Fund Entities.

It is possible that market conditions could decrease the demand for venture loans.  Furthermore, market conditions could also adversely impact the ability of the Fund’s borrowers to meet their obligations to the Fund and the value of the Fund’s direct investments in companies.  Most of the companies in which the Fund will invest will not have achieved profitability and will require substantial equity financing to satisfy their continuing growth and working capital requirements.  An economic downturn could decrease the demand for such borrower’s products and technology, thereby impairing such borrower’s financial condition and ability to raise additional equity financing from outside investors.  This could result in an increase in borrower defaults under their obligations to the Fund, or a decrease in the value of the Fund’s direct equity investments.  U.S. and global economic conditions could deteriorate and remain weak for an extended period of time.

Other Global Economic Risks.  In addition to the crises in the financial markets discussed above, the ability of the Fund to provide an acceptable return may be adversely affected by other economic and business factors to which the U.S. market place is subject.  These factors, which generally are beyond the control of the Investment Manager, include:  general economic conditions, such as inflation and fluctuations in general business conditions; the impact of further terrorist attacks within or against the United States; dislocation of supply chains; the effects of strikes, labor disputes and domestic and foreign political unrest; and uncertainty of the recovery of the U.S. economy or recession.

Health Crises and Other Catastrophes.  Health crises, such as pandemic and epidemic diseases, as well as other catastrophes that interrupt the expected course of events, such as natural disasters, war or civil disturbance, acts of terrorism, power outages and other unforeseeable and external events, and the public response to or fear of such diseases or events, may have an adverse effect on the Company’s or the Fund’s investments and the Company’s and the Fund’s operations.  For example, the population’s response or any preventative or protective actions that governments may take in respect of such diseases or events may result in periods of business disruption, inability to obtain raw materials, supplies and component parts, and reduced or disrupted operations for the Company’s and the Fund’s portfolio investments.  The spread of pandemic and epidemic diseases, as well as other catastrophes, may make the portfolio investments’ access to equity or debt investment capital substantially more difficult or only on substantially less favorable terms than customarily available, thereby leading to a material adverse impact on their businesses, operating results and financial condition, as well as a material adverse impact on the Fund’s relative position in portfolio investments’ capital structures and potential investment returns.  In addition, under such circumstances the operations of the Company, the Fund and their service providers could be reduced, delayed or otherwise disrupted.  Further, the occurrence and pendency of such diseases or events could adversely affect the economies and financial markets either in specific countries or worldwide.  The effect of diseases or events on economies and financial markets, whether in specific countries or worldwide, could affect the availability, purchase price and returns of the Company’s and the Fund’s investments.

Climate Change and Natural Disasters.  Climate change and related legislation, regulation and accords, both domestic and international, intended to control the impact of climate change may produce direct or indirect adverse consequences to the Fund’s investments, significantly affecting their value.  Extreme weather patterns or natural disasters, such as the Tohoku earthquake and resulting tsunami in Japan in 2011, the Alaska earthquake in 2018, major hurricanes in the United States in recent years, or the threat thereof, could also adversely impact Fund portfolio companies’ facilities, operations, and services, as well as certain industries, or group of industries, and regions related to the Fund’s investments.

Speculative Nature of Warrants and Equity Investments.  The value of the warrants that the Fund generally will receive in connection with its financing investments is dependent on the value of the equity securities for which the warrants can be exercised.  The value of such warrants, direct equity investments, and equities received upon conversion of debt instruments is dependent primarily on the success of the company’s business strategy and the growth of its earnings, but also depends on general economic and equity market conditions.  The prospects for achieving consistent profitability in the case of many companies in which the Fund will invest are speculative.  The warrants, equity securities for which the warrants can be exercised, direct equity investments, and equities received upon conversion of debt instruments generally will be restricted securities that cannot readily be sold for some period of time.  If the value of the equity securities underlying a warrant does not increase above the exercise price during the life of the warrant, the Fund would permit the warrant to expire unexercised and the warrant would then have no value.

Illiquidity of Investments.  The Fund anticipates that substantially all of its portfolio investments (other than short‑term investments) will consist of securities that, at the time of acquisition, are subject to restrictions on sale and for which no ready market will exist.  Restricted securities cannot be sold publicly without prior agreement with the issuer to register the securities under the 1933 Act, or by selling such securities under Rule 144 or other provisions of the 1933 Act which permit only limited sales under specified conditions.  Venture loans and equity investments are privately negotiated transactions, and there is no established trading market in which such loans and equity investments can be sold.  Convertible and subordinated debt investments may also be privately negotiated transactions.  In the case of warrants or equity securities, the Fund generally will realize the value of such securities only if the issuer is able to make an initial public offering of its shares, or enters into a business combination with another company which purchases the Fund’s warrants or equity securities or exchanges them for publicly‑traded securities of the acquiror.  The feasibility of such transactions depends upon the entity’s financial results as well as general economic and equity market conditions.  In the past, crises in the financial markets have dramatically reduced the volume of initial public offerings and mergers and acquisitions in the market place.  If such a crisis recurs, the Fund’s ability to realize liquidity through its investments will be impaired.  Furthermore, even if the restricted warrants or equity securities owned become publicly‑traded, the Fund’s ability to sell such securities may be limited by the lack (or limited nature) of a trading market for such securities.  If the Fund holds material nonpublic information regarding the issuer of the securities, the Fund’s ability to sell such securities may also be limited by insider trading laws.  When restricted securities are sold to the public, the Fund, under certain circumstances, may be deemed an “underwriter” or a controlling person with respect thereto for the purposes of the 1933 Act, and be subject to liabilities as such under that Act.

Because of the illiquidity of the Fund’s investments, most of its assets will be carried at fair value as determined by the Investment Manager.  This value will not necessarily reflect the amount ultimately realized upon a sale of the assets.

Non‑Diversified Status.  The Fund will be classified as a “non‑diversified” investment company under the 1940 Act.  At such time as the Fund meets certain asset diversification requirements, the Fund intends to qualify as a RIC under the Internal Revenue Code and will thereafter seek to continually meet the diversification standards thereunder.  Nevertheless, the Fund’s assets may be subject to a greater risk of loss than if its investments were more widely diversified.

Proposed Tax Legislation Adversely Affecting the Managing Member and Affiliated Members.  Congress has previously proposed legislation that would treat carried interest as ordinary income for U.S. federal income tax purposes.  Enactment of such legislation could adversely affect the Managing Member, Affiliated Members and others who benefit from carried interest, which could make it more difficult to incentivize, attract and retain individuals to perform services for the Company and the Fund.  Any such developments could thusly adversely affect the Fund’s performance investment returns allocable to the Members.  It is unclear whether any proposed legislation, if enacted, would apply to the Managing Member or any Affiliated Members who benefit from carried interest.

Foreign Investment Review.  Pursuant to Section 721 of the Defense Production Act of 1950, as amended (the “DPA”), the U.S. Government has the authority to restrict and prevent foreign acquisitions of and investments in U.S. companies (collectively, “Foreign Investments”) on national security grounds, actions that could adversely affect the Company’s and the Fund’s investment activities.  The Committee on Foreign Investment in the United States (“CFIUS”), a U.S. Government interagency committee, conducts national security reviews of Foreign Investments and, in the interest of national security, may impose mitigation (i.e., restrictions) on such investments.  CFIUS‑imposed mitigation can take a variety of forms, including (i) restrictions on the foreign investor’s access to the U.S. company’s technology or facilities, (ii) restrictions on the foreign investor’s role in the governance or decision making of the U.S. company, (iii) mandatory divestiture of a foreign investor’s capital contribution and termination of its participation in the Company, (iv) mandatory U.S. Government approvals of changes to the U.S. company’s suppliers or the locations of its source code repositories, and (v) the appointment of a U.S. Government‑approved monitor to verify the transaction parties’ compliance with the mitigation.  The President of the United States (the “President”) may block a Foreign Investment that threatens to impair U.S. national security or order a foreign investor to divest of its Foreign Investment.

If the Fund has foreign investors, its investments are potentially subject to CFIUS review.  In addition, foreign investors’ indirect investments in portfolio companies could subject such companies to CFIUS review.  Finally, subsequent proposed financings, investments, acquisitions, or mergers or other transactions related to portfolio companies involving foreign persons also could be subject to CFIUS review.

Parties to transactions within CFIUS’s jurisdiction, potentially including the Company, the Fund and portfolio companies, may choose to submit a voluntary declaration or notice to CFIUS for its review.  Rules implementing the Foreign Investment Risk Review Modernization Act (“FIRRMA”) of 2018 revised the CFIUS process to (i) expand CFIUS’s jurisdiction—notably to certain non‑controlling investments in U.S. companies that are involved in critical technologies or critical infrastructure or that hold sensitive personal data of U.S. citizens—and (ii) mandate filings in certain instances.  Specifically, mandatory filings may be required when a foreign investor acquires certain rights with respect to a U.S. business that deals in critical technology, or when a foreign government has a substantial interest in the foreign investor.  Some of the Company’s and the Fund’s investments could fall within this expanded jurisdiction.

Due to these CFIUS considerations, the Company, the Fund and portfolio companies could incur increased costs, including legal fees, related to (i) evaluating whether a particular portfolio investment or other transaction related to a portfolio company requires the submission of a filing to CFIUS, (ii) evaluating whether the submission of a declaration or notice to CFIUS is warranted, (iii) drafting a filing and submitting it to CFIUS, (iv) undergoing a CFIUS review or investigation, (v) negotiating and implementing CFIUS‑imposed mitigation, and (vi) complying with any Presidential order.  Submission of a filing to CFIUS in connection with an investment or other transaction related to a portfolio company also could result in significant delays, as the CFIUS review and investigation process can last several months.  CFIUS could condition its clearance of a Foreign Investment on adjustments to the terms of such Foreign Investment or other mitigation (including, if applicable, exclusion of a foreign investor of the Company from a Foreign Investment), and these conditions could adversely affect one or more portfolio companies and decrease the Company’s and the Fund’s return on its investment in any such portfolio company.  In rare cases, the President could block a Foreign Investment or order the Company and the Fund to divest of a Foreign Investment.  Finally, the Company and the Fund may choose not to make certain investments, or a portfolio company may choose not to solicit or pursue certain subsequent investments or other transactions, that are otherwise attractive based on an evaluation of the associated CFIUS risks.

GENERAL RISK FACTORS

No Operating History; Reliance on Management.  The Fund is newly organized and has not entered into any financing or equity transactions or identified any specific transactions in which to invest.  The Fund could require substantial time to become fully invested.  Pending investment, all cash that the Fund has received pursuant to capital calls from the Company will be committed to short‑term, high‑grade investments that present relatively low investment risk but provide a correspondingly lower return.

The Fund will be wholly dependent for the selection, structuring, closing and monitoring of its investments on the diligence and skill of the Investment Manager, acting under the supervision of the Fund’s board of directors.  Although the operating principals of the Investment Manager have many years of combined experience in investing in venture lending transactions and equity investments, there can be no assurance that the Fund will attain its investment objective.  Furthermore, the Investment Manager does not have substantial experience investing in special situations such as convertible and subordinated debt of public and late‑stage private companies.  The officers of the Investment Manager will have primary responsibility for the selection of the companies in which the Fund will invest, the negotiation of the terms of such investments and the monitoring of such investments after they are made.  Although the officers of the Investment Manager intend to devote such time as is necessary to the affairs of the Fund, they are not required to devote full time to the management of the Fund.  Furthermore, there can be no assurance that any officer will remain associated with the Investment Manager or that, if an officer ceased to be associated with the Investment Manager, the Investment Manager would be able to find a qualified person or persons to fill their positions.

Illiquid and Long‑Term Investment.  The Shares will not be registered under the 1933 Act and are subject to substantial restrictions on transfer.  There will be no trading market for the Shares, and the Company, as the sole shareholder, most likely will have to hold its Shares until the final liquidation of the Fund.  Similarly, although the Shares have been registered under the Exchange Act, there will be no trading market for Shares in the Fund (which are all owned by the Company), and thus Shares of the Fund should be considered illiquid.  The Fund’s period of existence will automatically expire on the tenth anniversary of the date of the first investment by the Fund (or, if earlier, the Company); however, the liquidation process might not be completed for a significant period after the Fund’s dissolution.  For example, of all the Prior Debt Fund Entities, only Fund I, Fund II, and Fund III have completed the liquidation process.  Funds I and II were established in 1994 and 1997, and the related Prior LLCs did not liquidate until 2010 and 2012 respectively.  The Prior LLC related to Fund III liquidated in October 2017.  An investment in the Fund is, therefore, illiquid, and should be considered only by investors financially able to maintain their investment for the long‑term.

Competition.  Other entities and individuals compete for investments similar to those proposed to be made by the Fund, some of whom, with respect to investments in the form of loans, and many of whom, with respect to the equity investments and convertible and subordinated debt, have greater resources than the Fund.  Furthermore, competition could increase given the low barriers to entry in the industry.  Additionally, the Fund’s need to comply with provisions of the 1940 Act pertaining to BDCs and, if the Fund qualifies as a RIC, provisions of the Internal Revenue Code pertaining to RICs, might restrict the Fund’s flexibility as compared with its competitors.  The need to compete for investment opportunities may make it necessary for the Fund to offer borrowers or companies in which it makes equity investments more attractive terms than otherwise might be the case.

Convertible Debt.  Convertible debt instruments issued by public and late‑stage private companies may comprise some of the Special Situation Financings in which the Fund may invest.  Convertible debt generally offers lower interest yields than non‑convertible debt of similar quality.  The market value of debt tends to decline as interest rates increase and, conversely, to increase as interest rates decline.  The market value of convertible debt, however, often reflects the market price of common stock of the issuing company when that stock price is greater than the conversion price of the convertible debt.  The conversion price is the predetermined price at which the debt instrument could be exchanged for the associated stock.  As the market price of the underlying common stock declines, the price of the convertible debt tends to be influenced more by the yield of the debt instrument.  Thus, it may not decline in price to the same extent as the underlying common stock.

Subordinated Debt.  Part of the Special Situation Financings in which the Fund may invest may consist of subordinated debt instruments, which tend to be predominantly high‑yield non‑convertible debt securities.  Investments in high‑yield securities involve substantial risk of loss.  Sub‑investment grade non‑convertible debt securities, or comparable unrated securities, are commonly referred to as “junk debt” and are considered speculative with respect to the issuer’s ability to pay interest and principal, and are susceptible to default or decline in market value due to adverse economic or business developments.  The market values for high‑yield securities tend to be very volatile, and these securities are less liquid than investment grade debt securities.

Leverage.  The Fund intends to borrow money from and issue debt securities to banks, insurance companies, and other lenders (including, without limitation, the U.S. Small Business Administration) to obtain additional funds to originate venture loans, if such borrowings are available on terms that are acceptable to the Investment Manager and board of directors of the Fund.  Any borrowings of the Fund will be subject to the Asset Coverage requirements under the 1940 Act, including borrowings in excess of 5% of total assets for temporary purposes, and all borrowings for emergency purposes that are not “temporary.” See the discussion at Item 1 under the caption “Regulation” for additional details on the Asset Coverage requirements.

The use of leverage increases investment risk.  The Fund’s use of leverage is premised upon the expectation that the Fund’s all‑in borrowing costs will be lower than the return the Fund achieves on its investments.  To the extent the income or capital gains derived from investments purchased with borrowed funds exceeds the cost of borrowing, the Fund’s overall return will be greater than if leverage had not been used.  Conversely, if the income or capital gain from the investments purchased with borrowed funds is not sufficient to cover the cost of borrowing, or if the Fund incurs capital losses, the return to the Fund will be less than if leverage had not been used, and therefore the amount available for distribution will be reduced or potentially eliminated.  The Fund expects that lenders will require that the Fund pledge portfolio assets as collateral for borrowings, and may require that the Company provide guarantees or other credit enhancement.  If the Fund is unable to service the borrowings, the Fund may risk the loss of such pledged assets.

Lenders are also expected to require that the Fund agree to loan covenants limiting the Fund’s ability to incur additional debt or otherwise limiting the Fund’s flexibility and loan agreements may provide for acceleration of the maturity of the indebtedness if certain financial tests are not met.  To minimize risks associated with borrowing money at floating rates and lending money at fixed rates, the Fund may enter into interest rate hedging transactions with respect to all or any portion of the Fund’s investments.  Such transactions may include interest rate swaps (a forward contract in which one stream of future interest payments is exchanged for another based on a specified principal amount and involving the exchange of a fixed interest rate for a floating rate), caps (a limit on how high an interest rate can rise on floating rate debt) and collars (an interest rate risk management strategy that involves selling a covered call and simultaneously buying a protective put with the same expiration, establishing a floor and a cap on interest rates).  There can be no assurance that such interest rate hedging transactions will be available in forms acceptable to the Fund.  In addition, entering into interest rate hedging transactions raises costs to the Fund.  Finally, it is possible that the Fund could incur losses from being “overhedged,” which would result if the loan that was hedged is repaid faster than expected.

Regulation.  The Fund will elect to be regulated as a BDC under the 1940 Act.  Although BDCs are exempt from registration under the 1940 Act and are relieved from compliance with a number of the provisions of the 1940 Act, there are greater restrictions in some respects on permitted types of investments for BDCs.  Moreover, the applicable provisions of the 1940 Act continue to impose numerous restrictions on the activities of the Fund, including restrictions on leverage and on the nature of its investments.  In particular, the provisions of Sections 17(d) and 57 of the 1940 Act and Rule 17d‑1 thereunder may impose certain restrictions on the ability of the Fund to invest in securities of the same Venture‑Backed Companies in which Prior Debt Fund Entities or other clients advised by the Investment Manager are invested.  The Investment Manager has filed an application with the SEC on behalf of itself and certain of its affiliated persons seeking an exemptive order from the provisions of Sections 17(d) and 57 of the 1940 Act and Rule 17d‑1 thereunder.  While seeking such exemptive relief, the ability of the Fund to co‑invest with Prior Debt Fund Entities or Future Funds (as hereinafter defined), and other clients advised by the Investment Manager, as described above, is subject to certain Conditions with which the Prior Debt Fund Entities are currently complying, and with which the Fund and the Company will comply.  Compliance with the Conditions could limit the Fund’s and the Company’s ability to participate in certain co‑investment transactions.  Co‑investments made under the exemptive relief, if granted, will be subject to compliance with the conditions and other requirements contained in the exemptive relief, which are expected to closely track the Conditions.  There can be no assurances the SEC will ultimately grant the relief sought in the exemptive application.  See the discussion at Item 1 under the caption “Regulation.”

Litigation.  The Fund could be subject to litigation by borrowers, based on theories of breach of contract to lend, “lender liability,” or otherwise in connection with its loan and investment transactions.  A plaintiff in such a lawsuit may seek to include the Company as a defendant even if only the Fund were the lender.  The defense of such a lawsuit, even if ultimately determined to be without merit, could be costly and time‑consuming, to both the Fund and/or the Company.

Tax Status.  The Fund must meet a number of requirements, described herein under the caption “Federal Income Taxation,” to qualify for the pass‑through status as a RIC and, if qualified, to continue to so qualify.  For example, the Fund must meet specified asset diversification standards under the Internal Revenue Code which might be difficult to meet if the borrowers under some loans drew down their committed financing at a faster rate than other borrowers, particularly during the early periods of the Fund’s operations.  If the Fund experiences difficulty in meeting the diversification requirement for any fiscal quarter of its taxable year, it might accelerate capital calls or, if available, borrowings in order to increase the portion of the Fund’s total assets represented by cash, cash items and

U.S. government securities as of the close of the following fiscal quarter and thus attempt to meet the diversification requirement.  The Fund would, however, incur additional interest and other expenses in connection with any such accelerated borrowings, and increased investments by the Fund in cash, cash items, and U.S. government securities (whether the funds to make such investments are derived from called equity capital or from accelerated borrowings) are likely to reduce the Fund’s return.  Furthermore, there can be no assurance that the Fund would be able to meet the diversification requirements through such actions.  Failure to qualify as a RIC would deny the Fund pass‑through status and, in a year in which the Fund has taxable income, would have a significant adverse effect on the return of the Fund.

When the Fund elects to convert its status from that of an ordinary, or C, corporation to that of a RIC, it must choose either to (i) pay tax whenever an asset is sold during the five years following the conversion on the amount of gain which would have been realized had the asset been sold on the conversion date, or (ii) treat the entire amount of “built‑in gain” as income at the time of conversion.

The Fund has received an opinion that, assuming the Fund’s election to be a BDC under Sections 6(f) and 54 of the 1940 Act will be valid and will remain in effect and that the Fund otherwise meets the qualification requirements set forth in Section 851(b) and the distribution requirements in Section 852(a) of the Internal Revenue Code, if the Fund’s status as a RIC is challenged by the IRS in court and properly litigated, a court of competent jurisdiction will respect that status for federal income tax purposes.  (See the discussion of the opinion regarding the Fund’s status as a BDC herein under the caption “Regulation.”) If the SEC were to disallow the Fund’s election to be treated as a BDC, then the Fund would not be eligible to be treated as a RIC and, therefore, would be subject to federal corporate tax on its income and gains.  The opinion referred to above is based on the Internal Revenue Code, regulations thereunder, Internal Revenue Service (the “IRS”) rulings, procedures and pronouncements, court decisions and other applicable law as of the date hereof, and certain representations that the Fund has made to its legal counsel.  Legal opinions, however, are not binding on the IRS or the courts, and no ruling has been or will be requested from the IRS.  No assurance can be given that the IRS will concur with such opinion.

Calculation of Management Fee.  The calculation of the Management Fee (as defined below) could result in the fees being disproportionately large relative to the value of the Fund’s portfolio if the total assets of the Fund are low compared to the Committed Equity Capital.  This could occur, for example, if the Fund does not originate as many loans as anticipated, if the loans in the Fund’s portfolio are repaid at a rapid rate during such period, or if a large number of the companies in which the Fund holds equity securities are acquired during such period.

CONFLICTS OF INTEREST

Transactions with Fund X.  The Investment Manager also serves as investment manager for Fund X, which is expected to continue to make new debt investments through the termination of Fund X’s investment period (such investment period, which terminates on December 31, 2026 but which may be extended by the Investment Manager by up to two calendar quarters at its sole discretion, the “Fund X Investment Period”); provided however that from and after the date that is one year prior to the termination of the Fund X Investment Period, the “Fund X Investment Period Rampdown Date,” Fund X will only make debt investments that Fund X committed to make prior to the Fund X Investment Period Rampdown Date.  The Fund’s board of directors intends that so long as Fund X has capital available to invest in loan transactions with final maturities earlier than December 31, 2033 (the date on which Fund X’s existence automatically expires) the Fund will make debt investments in each portfolio company in which Fund X makes debt investments (“Debt Investments”), so long as the Investment Manager deems participation in any such Debt Investment to be appropriate for the Fund and prior to any such Debt Investment, the boards of directors of Fund X and the Fund receive a memorandum from the Investment Manager summarizing the proposed Debt Investment and approve such Debt Investment.  The amount of each Debt Investment will be allocated between the Fund and Fund X fairly and equitably.  The board of directors of the Fund and the board of directors of Fund X must make findings to the general effect that (i) the terms of the transaction are reasonable and fair to the Fund and its shareholders and do not involve overreaching in respect of the Fund or its shareholders on the part of any person concerned; (ii) the transaction is consistent with the interests of the Fund’s shareholders and the Fund’s objectives and strategies; and (iii) the investment by Fund X would not disadvantage the Fund, and participation by the Fund would not be on a basis different from or less advantageous than that of Fund X.  Generally, it is expected that allocations will be equal, until such time as Fund X runs low on investable capital, at which time, the allocation may be based on the remaining capital available for investment, or, subject to approval by the board of directors of the Fund and the board of directors of Fund X, another methodology taking into account investment pace, remaining commitment periods, and other relevant factors.

In any case, as noted above, Fund X can only invest to the extent that it has capital available for investment; after Fund X no longer has capital available for investment, Fund X will no longer invest in debt transactions in which the Fund invests.  The funds which Fund X has available to invest with the Fund, as of December 31, 2023, generally consist of (a) $195.0 million plus (b) amounts which Fund X borrows plus (c) any proceeds from principal payments received on loans plus (d) the proceeds from the sale of securities in an amount equal to the cost basis of securities sold, and plus (e) the amounts of cash on hand at the Company and at the Fund.  After the Fund X Investment Period Rampdown Date, Fund X will no longer be permitted to enter into new commitments to borrowers; however, Fund X will be permitted to fund existing commitments as described above.  While investing the Fund’s capital in the same companies in which Fund X is also investing could provide the Fund with greater diversification and access to larger transactions, it could also result in a slower pace of investment than would be the case if the Fund were investing in companies by itself.

Although Fund X and the Fund intend to make debt investments in the same companies in the respective proportions described above, the Fund may, at any time, with the approval of its board of directors, (i) discontinue investing with Fund X with respect to any or all future debt investments or (ii) choose to invest in different proportions with Fund X than described above.  In addition, the Fund has no control over Fund X, which is not required to invest with the Fund in any particular proportion or at all and may choose to discontinue investing with the Fund or to invest in different proportions than described in the preceding paragraph.  New debt investment opportunities may be allocated in different proportions than those described above (1) if Fund X is restricted from making such Debt Investment because either the Fund X Investment Period Rampdown Date has occurred or the Fund X Investment Period has expired; (2) if Fund X, in the discretion of the Investment Manager, does not have available capacity to make such Debt Investment pro rata; (3) in order to accommodate a borrower that does not want to have two separate lenders; or (4) in order to comply with the investment and tax diversification requirements of Fund X and/or the Fund, as determined in the discretion of the Investment Manager, in each case, subject to the review and approval of the board of directors of Fund X and the board of directors of the Fund.

Any opportunity to make an equity investment in a company that arises as part of the terms of debt investment activity (i.e., the opportunity arises as a result of the exercise of warrants or contractual rights to invest that were issued and/or negotiated as part of the terms of a debt investment) will generally be allocated between LLC X (and/or Fund X), on the one hand, and the Company (and/or the Fund), on the other hand, in the same proportions as the underlying debt investment opportunity giving rise to such equity investment opportunity is being allocated between Fund X and the Fund.

An equity investment opportunity that arises during the period from the first investment by the Fund (or, if earlier, the Company) and ending on the last day of the calendar quarter during which the fifth anniversary of such date occurs (such period, which may be extended by up to two (2) calendar quarters by the Managing Member of the Company at its sole discretion, the “Investment Period”) as a result of a prior equity investment by the Fund, the Company or a Prior Debt Fund Entity (except for opportunities arising pursuant to a contractual right granted to a Prior Debt Fund Entity or the Equity Fund (the “Prior Invested Fund”), which opportunity may be taken by such Prior Invested Fund whether or not it is in its investment period) shall generally be allocated (x) between LLC X (and/or Fund X), on the one hand, and the Company (and/or the Fund), on the other hand, in the same manner in which a new debt investment opportunity would be allocated between Fund X and the Fund, but only to the extent such equity investment opportunity arises during LLC X’s investment period, and (y) entirely to the Company (and/or the Fund) to the extent such opportunity arises following the termination of LLC X’s investment period.

Notwithstanding the foregoing, if such an opportunity to make a follow‑on equity investment is in a company in which a Prior Invested Fund has previously made an equity investment, then, regardless of whether or not the Prior Invested Fund is in its investment period, Westech Advisors may (but shall not be required to) allocate to the Prior Invested Fund up to the portion of such opportunity which would allow such Prior Invested Fund to maintain its relative percentage ownership in the company.

In certain circumstances, it is possible that the Fund may own debt of an issuer while one or more Prior Debt Fund Entities or the Equity Fund may own equity in the same issuer (or the Company or the Fund may own equity in an issuer while a Prior Debt Fund Entity and/or Future Fund owns debt of the same issuer), which may result in conflicts of interest in certain circumstances.  For example, if a reorganization or other major corporate event occurs with respect to such issuer, conflicts may exist between the debt holders and the equity holders, and, possibly, between the Company or the Fund on the one hand and a Prior Debt Fund Entity and/or Future Fund and/or the Equity Fund on the other hand.  The Investment Manager will seek to resolve such conflicts of interest in a fair and equitable manner.  This may result in the Company or the Fund, as applicable, receiving less consideration than it may have otherwise received in the absence of such conflict of interest.

Future Funds.  Until the earlier of (i) the termination of the Investment Period and (ii) such time as the Company has called and either the Company and/or the Fund has invested at least 75% of the total amounts of Committed Equity Capital, except as provided below, neither the Investment Manager, the Managing Member nor any “Controlled Person” of the Investment Manager or Managing Member will, without the consent of the Company, call down capital from any pooled investment vehicle other than the Prior Debt Fund Entities, the Fund or the Company, or act as investment adviser or manager to any client if the investment program of such pooled investment vehicle or client includes the provision of (asset‑backed) debt financing to Venture‑Backed Companies as a primary or major component (any such non‑excluded pooled investment vehicle, a “Future Fund”).  In the event that the Company elects to irrevocably release the Members from any uncalled portion of their respective commitments as to new investments, then solely for purposes of determining when the 75% investment threshold described above has occurred, the “total amounts of Committed Equity Capital” will be deemed reduced to reflect such release.  It is expected that at such time in the future that the Investment Manager serves as investment manager of both the Fund and a Future Fund, the Fund and the Future Fund will invest in the same companies in generally the same manner and in accordance with the same process as is described above with respect to investments by the Fund and Fund X.  The foregoing restriction will not be deemed to prohibit the Investment Manager, the Managing Member or any Controlled Person of the Investment Manager or Managing Member, from acting as investment adviser or manager with respect to the Prior Debt Fund Entities or any other existing client of such party as of the date of the first closing of this offering; provided, however, that until the 75% investment threshold described above has occurred, such party shall not, without the consent of the Fund, accept from the Prior Debt Fund Entities any additional investment funds (other than amounts required for follow‑on investments to existing investments) beyond the funds invested or committed to such Prior Debt Fund Entities (for this purpose treating commitments to LLC X as also being commitments to Fund X) as of the date of the first closing of this offering.  For the avoidance of doubt, the Investment Manager, the Managing Member and/or any of the Controlled Persons of the Investment Manager or Managing Member shall not be prohibited at any time from calling down capital from, and/or acting as the investment adviser or manager to, the Equity Fund, the Growth Opportunities Fund or any successor to the foregoing.  A “Controlled Person” of the Investment Manager or Managing Member as used in this paragraph means any entity (i) 50% or more of whose voting securities are beneficially owned by the Investment Manager or Managing Member, as applicable, or (ii) 50% or more of whose voting securities are controlled by either Maurice C.  Werdegar or David R.  Wanek.

Equity Fund.  Opportunities to make an equity investment in a pre‑existing or a potential new portfolio company may arise separately from the terms of debt investment activity (i.e., such opportunities may arise other than as a result of the exercise of warrants or contractual rights to invest that were issued and/or negotiated as part of the terms of a debt investment).  The Fund or the Company may also have an opportunity to acquire equity in a pre‑existing or a potential new portfolio company in an amount that exceeds what Westech Advisors in good faith deems to be a prudent investment for the Fund or the Company.  In these cases, the equity investment will be allocated in a manner that is fair and equitable to the Fund (or the Company) and the Equity Fund over time, taking into account a number of factors, including the risk and return profile of the investment, the stage of the Fund’s investment cycle, the amount of equity the Fund (or the Company) already holds, its amount of available capital, and other factors.  To guide the determination of such allocations, Westech Advisors has adopted policies and procedures to mitigate the potential and actual conflicts of interest relating to the management of multiple funds.  As of December 31, 2023, the commitments to the Equity Fund are 87.8% called.  The term of the Equity Fund ends on December 31, 2024 after a one-year extension was approved in 2023, and is subject to one additional one‑year extension with the approval of the Equity Fund’s LP Advisory Board.

Growth Opportunities Fund. During the term of the Fund, Westech Advisors may form and serve as the investment adviser to the Growth Opportunities Fund to invest primarily in opportunities that are too large or otherwise not appropriate for the Fund.  Over the past several years, Westech Advisors has seen an increased opportunity to make debt investments in later-stage growth businesses. Given the capital required to make these investments, the Prior Funds have historically not participated in such investments. It is anticipated that, if launched, the Growth Opportunities Fund would participate in debt investments where the size of the potential investment exceeds $50.0 million, in which cases the opportunity to make such investment would first be allocated to the Fund (or the Company) (or to Fund X using the same policies and procedures described above under “Prior Debt Fund Entities” for the allocation of investments between the Fund and Fund X).  Any excess amount of such investment that is not subscribed for by the Fund or the Company (or Fund X) would be made available to the Growth Opportunities Fund.  In addition, the Growth Opportunities Fund may invest in debt investments that are not appropriate for and thus would not be allocated to the Fund.  This determination will be made taking into account a number of factors, including the risk and return profile of the investment, the stage of the Fund’s investment cycle, the amount of debt the Fund (or the Company) already holds, its amount of available capital, and other factors.  To guide the determination of such allocations, Westech Advisors would adopt policies and procedures to mitigate the related potential and actual conflicts of interest.

Intercreditor Agreements.  In each transaction in which both the Fund and Fund X invest (or in the event a Future Fund is raised, in which the Fund and the Future Fund invest), it is expected that the Fund and Fund X (or the Fund and the Future Fund as the case may be) will enter into an intercreditor agreement pursuant to which the Fund and Fund X (or the Fund and the Future Fund) will cooperate in pursuing their remedies following a default by the common borrower.  Generally, under such intercreditor agreements, each party would agree that its security interest would be treated in parity with the security interest of the other party, regardless of which security interest would have priority under applicable law.  Accordingly, proceeds realized from the sale of any collateral or the exercise of any other creditor’s rights will be allocated between the Fund and Fund X pro rata in accordance with the amounts of their respective investments.  An exception to the foregoing arrangement would occur in situations where, for example, one of the lenders financed specific items of equipment collateral; in that case, usually the lender who financed the specific assets will have a senior lien on that asset, and the other lender will have a junior priority lien (even though they may ratably share liens of equal priority on other assets of the common borrower).

As a result of such intercreditor agreements, the Fund may have less flexibility in pursuing its remedies following a default than it would have had had there been no intercreditor agreement, and the Fund may realize fewer proceeds.  In addition, because the Fund and Fund X (or the Fund and a Future Fund) invest at the same time in the same borrower, such borrower would be required to service two loans rather than one.  Any additional administrative costs or burdens resulting therefrom may make the Fund a less attractive lender, and may make it more difficult for the Fund to acquire such loans.

Valuation.  Westech Advisors is responsible for valuing the Fund’s and the Company’s assets and liabilities and has an inherent conflict in performing this function.  As permitted under Rule 2a‑5 under the 1940 Act, the board of directors of the Fund, subject to board oversight, has appointed Westech Advisors as valuation designee within the meaning of Rule 2a‑5.  The Fund and the Company may, but are not required to, engage an independent valuation agent to assist in valuing their assets and therefore may be entirely reliant upon the Managing Member for valuation.  There is a conflict in that Westech Advisors will have an incentive to increase the value of the assets for its performance record.  In addition, while it is not anticipated that the amount of Management Fees payable by either the Fund or the Company for any period will be based on the value of the Fund or the Company’s assets, in the event that the amount of such fees were ever dependent upon such values, there would be an additional conflict in that Westech Advisors would have an incentive to increase the amount of Management Fees that it receives.  As a partial mitigant to this risk, Rule 2a‑5 requires Westech Advisors to periodically assess any material risks associated with the determination of the fair value of Fund investments (“valuation risks”), including material conflicts of interest, and manage those identified valuation risks, and the Fund’s board of directors is charged with overseeing Westech Advisors in its role as valuation designee and receiving regular reporting on any material changes in the assessment and management of valuation risks, including any material changes in conflicts of interest.

Compensation Arrangements.  The Company is subject to Carried Interest and a Company Management Fee, and the Fund is subject to an Investment Management Fee, in favor of Westech Advisors, and both were not negotiated on an arm’s‑length basis.  As a result, returns realized by the Members may be less than the Members would have realized if they were able to make investments directly without participating in the Company.  Carried Interest may also create an incentive for Westech Advisors (as the managing member of the Managing Member or the Investment Manager) to make investments that are riskier or more speculative than would be the case in the absence of performance based compensation.  Further, the Management Fee is paid to Westech Advisors regardless of whether the Company or the Fund experiences net losses over its term.

Indemnification and Exculpation.  The charter of the Fund provide for indemnification of directors, officers, employees, and agents (including the Investment Manager) of the Fund generally to the full extent permitted by applicable state law and the 1940 Act, including the advance of expenses and reasonable counsel fees.  The charter of the Fund also contains a provision eliminating personal liability of a Fund director or officer to the Fund or its shareholder(s) for money damages, subject to specified exceptions.  A successful claim for such indemnification, including payment of any expenses and counsel fees, would reduce the Fund’s assets by the amounts paid.  For a more detailed discussion of such indemnification provisions, including the limitations placed on a party’s right to indemnification, see the discussion herein at Item 12, “Indemnification of Directors and Officers.”

Disinterested Directors and Advisory Board Members.  Initially, at the time the Fund is formed, a majority of the Fund’s directors will be interested directors.  The Managing Member intends that, prior to the commencement of the Fund’s operations, a majority of the Fund’s directors will be disinterested directors.  Although the continued service of all directors will be subject to annual election by Members, the initial selection of directors, including the disinterested directors, will be made by the Managing Member.  The members of the Fund’s board of directors will overlap with the members of the Company’s Advisory Board, with the members of the Company’s Advisory Board being the same as, or a subset of, the disinterested directors of the Fund.  Although the Managing Member expects that, given the Company’s 100% ownership of the Fund, the interests of the two entities will not diverge, it is conceivable that a conflict of interest could exist between the Fund and the Company.  In addition, as compensation for services, the disinterested directors will receive an annual fee of $40,000 (plus $1,000 per meeting attended in person and an additional $15,000 for the chair of the Audit Committee), and any change to the compensation to be paid to the disinterested directors will be determined by the Nominating and Corporate Governance Committee of the Fund’s board of directors.  Upon the liquidation of the Fund, the disinterested Advisory Board members will receive an annual fee in an amount determined by the Managing Member (it is currently anticipated that such annual amount shall be $25,000).  The disinterested directors and Advisory Board members will also be reimbursed for certain expenses.  The payment of such fees may limit the objectivity and independence of the disinterested directors and the Advisory Board members on behalf of the Members.

Personal Trading.  The Investment Manager has a code of ethics that contains personal securities trading procedures that apply to its “access persons.” Access persons are required periodically to report all of their securities transactions and holdings, which include whether they have an investment in a company in which the Fund is considering making an investment.  Pre‑approval is required before an access person may buy or sell securities in an initial public offering, private placement (including in Venture‑Backed Companies).  Additionally, access persons cannot trade any security listed on a “restricted list” maintained by the Investment Manager.

Interests in Potential Portfolio Companies.  The Investment Manager may recommend that the Fund or the Company invest in companies in which a principal or employee of the Investment Manager has a prior personal investment or for which a principal or employee of the Investment Manager may serve as a director or advisor.  The Investment Manager also may recommend that the Fund or the Company invest in companies in which venture capital funds, private equity funds or other institutional investors (“Unaffiliated Funds”) also have made investments, where one or more principals or employees of the Investment Manager may have made an investment in, or served as an advisor to, an investing Unaffiliated Fund.  Such a relationship presents potential conflicts of interest in that the relationship could provide the principal or employee with an incentive to influence the Investment Manager’s decision to recommend an investment in the company in question.  There are also actual and potential conflicts of interest in that such principal or employee could use information acquired through association with the Investment Manager to influence or benefit Unaffiliated Funds’ investment decisions.  The Investment Manager addresses these potential conflicts through its policies and procedures that are designed to insulate its investment decision‑making process and its research from these incentives.  For example, the policies require that principals with a prior direct investment in a company be recused from the investment decision‑making process with respect to that company.

Principals who serve as advisors to Unaffiliated Funds may make investment recommendations to these funds, which may be the same investment that the Fund or the Company (or a Prior Debt Fund Entity and/or Future Fund) has made or may make.  The Investment Manager’s policies and procedures require such principals to arrange for any such investment opportunity to be first offered to the Fund or the Company (or a Prior Debt Fund Entity and/or Future Fund), and for such investment opportunity to only subsequently be offered to the Unaffiliated Fund once declined by the Fund or the Company (or a Prior Debt Fund Entity and/or a Future Fund).

ITEM 2.	FINANCIAL INFORMATION

DISCUSSION OF MANAGEMENT’S EXPECTED OPERATING PLANS

The Fund has not commenced investment operations and has no revenues or assets in addition to the $25,000 received from the Company as consideration for the purchase of Shares.  See Item 1(a) for more information about this private placement.  The Fund currently has no contractual obligations or off‑balance sheet arrangements.  To date, the Fund’s activities have been limited to organizational activities, the cost of which has been borne by the Investment Manager.  The Fund has agreed to repay the Investment Manager for all initial organization costs incurred upon receipt of external capital.  In the event receipt of external capital does not occur, all initial organization costs will be borne by the Investment Manager.  As there has been no external capital to date, no such costs have been recorded by the Fund.

Overview.  The Fund is a financial services company that will provide financing and advisory services to a variety of Venture‑Backed Companies.  The Fund’s portfolio is expected to be well‑diversified and to consist of companies in the communications, information services, media, and technology, including software and technology‑enabled business services, bio‑technology, and medical devices industry sectors, among others.  The Fund’s capital will generally be used by portfolio companies to finance acquisitions of fixed assets and working capital.  The Fund expects to commence investment operations during 2024; it has not yet made its first investment.

The Fund’s investment objective is to achieve superior risk adjusted investment returns.  The Fund seeks to achieve its investment objective by providing debt financing to Venture‑Backed Companies.  Such financing will generally be in the form of secured loans.  Secondarily, the Fund may provide debt financing to public and later‑stage private companies, as well as provide Special Situation Financing.  In most cases, the Fund will receive warrants to acquire equity securities of the Venture‑Backed Companies in which it invests in connection with its venture loans.  The Fund also may directly purchase equity securities of companies (including equity securities of companies whose loans are held by the Fund).  The Fund also has guidelines for the percentages of total assets that will be invested in different types of assets.

Anticipated Revenues and Expenses.  The Fund’s total investment income for each year following the commencement of its investment operations is expected to consist primarily of interest on venture loans outstanding.  The remaining income is expected to consist of interest and dividends on the temporary investment of cash, and other income from commitment fees and warrants.  Interest will be calculated using the effective interest method, and rates earned by the Fund will fluctuate based on many factors including early payoffs, volatility of values ascribed to warrants, and new loans funded during the year.  Expenses for the Fund, once it commences investment operations, are expected to consist primarily of Management Fees, organizational costs, banking and professional fees, and other operating expenses such as director compensation and custody fee.

Liquidity and Capital Resources.  The Fund is owned entirely by the Company, which is subject to the control of the Investment Manager.  The Company is expected, but not required, to make further contributions to the capital of the Fund to the extent of the Members’ capital commitment to the Company and excess cash balances of the Company.  The Company has solicited up to $750 million in capital commitments, of which $0 had been called and received as of the date of this Registration Statement.  The Fund is expected to establish a secured, syndicated revolving credit facility that will be collateralized by all of the assets of the Fund and may also utilize a capital call line of credit to borrow on a short‑term basis to fund investments and to pay expenses and other liabilities.  Because venture loans are privately negotiated transactions, investments in these assets are relatively illiquid.  It is expected that not all unfunded commitments made by the Fund will be used by borrowers.

The Fund will seek to meet the requirements to qualify for the special pass‑through status available to RICs under the Internal Revenue Code, and thus to be relieved of federal income tax on that part of its net investment income and realized capital gains that it will distribute to the Company as its sole shareholder.  To qualify as a RIC, the Fund must distribute to its sole shareholder for each taxable year at least 90% of its investment company taxable income (consisting generally of net investment income and net short‑term capital gain) (“distribution requirement”).  To the extent that the terms of the Fund’s venture loans provide for the receipt by the Fund of additional interest at the end of the loan term or provide for the receipt by the Fund of a purchase price for the asset at the end of the loan term (“residual income”), the Fund could be required to accrue such residual income over the life of the loan, and to include such accrued income in its gross income for each taxable year even if it receives no portion of such residual income in that year.  Thus, in order to meet the 90% distribution requirement and avoid payment of income taxes or an excise tax on undistributed income, the Fund may be required in a particular year to distribute as a dividend an amount in excess of the total amount of income it actually receives.  Those distributions will be made from the Fund’s cash assets, from amounts received through amortization of loans or from borrowed funds.  The Fund is expected to have cash reserves at the end of each fiscal year, that together with access to uncalled capital commitments of the Company, will serve as a liquidity source and be sufficient to meet the expenses of the Fund over the next year.  The Fund will constantly evaluate potential future liquidity resources and demands before making investment commitments.

Quantitative and Qualitative Disclosures About Market Risk.  The Fund’s business activities are expected to contain various elements of risk, of which the Investment Manager considers interest rate and credit risk to be the principal types of market risk.  Because the Fund considers the management of risk essential to conducting its business and to maintaining profitability, the Fund’s risk management procedures are designed to identify and analyze the Fund’s risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.  The Fund will manage its market risk by maintaining a portfolio that is diverse by industry, size of investment, stage of development, and borrower.  The Fund will have limited exposure to public market price fluctuations as it will primarily invest in private business enterprises and distribute all equity investments upon receipt to the Company.

The Fund’s investments will be subject to market risk based on several factors, including, but not limited to, the borrower’s credit history, available cash, support of the borrower’s underlying investors, available liquidity, “burn rate,” revenue income, security interest, secondary markets for collateral, the size of the loan, term of the loan and the ability to exit via initial public offerings or merger and acquisition activity.

The Fund’s sensitivity to changes in interest rates will be regularly monitored and analyzed by measuring the characteristics of assets and liabilities.  The Fund will utilize various methods to assess interest rate risk in terms of the potential effect on interest income net of interest expense, the value of net assets and the value at risk in an effort to ensure that the Fund is insulated from any significant adverse effects from changes in interest rates.

The Fund’s loans are expected to have a fixed interest rate upon funding, and while changes in interest rates should not directly affect interest income, such changes could potentially change the Fund’s ability to originate loan commitments, acquire and renew bank facilities, and engage in other investment activities.  Changes in interest rates could also affect interest rate expense, realized gain from investments, and interest on the Fund’s short‑term investments.  Additionally, a change in the interest rate could affect the value of any interest rate cap and unrealized gains (or losses) from investments.  The amount of any such effect would be contingent upon market expectations for future interest rate changes.  Any increases in expected future rates would increase the value of the interest rate cap while any rate decreases would decrease the value.

Because the Fund currently borrows, and plans to borrow in the future, its net investment income is to a great extent dependent upon the difference between the rate at which it borrows and the rate at which it invests the amounts borrowed.  Accordingly, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on the Fund’s investment activities and net investment income.  The Fund attempts to limit its interest rate risk by acquiring derivative instruments to hedge its interest rate exposure.

Critical Accounting Policies and Practices.  Critical accounting policies and practices are those accounting policies and practices that are both the most important to the portrayal of the Fund’s net assets and results of operations and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  Critical accounting estimates are accounting estimates where the nature of the estimates are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates on net assets or operating performance is material.

In evaluating the most critical accounting policies and estimates, the Investment Manager has identified the estimation of fair value of the Fund’s debt investments as the most critical of the accounting policies and accounting estimates applied to the Fund’s reporting of net assets or operating performance.  In accordance with US GAAP, the Fund defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price.  The exit price assumes the asset or liability was exchanged in an orderly transaction; it was not a forced liquidation or distressed sale.  There is not expected to be a readily‑available market price or secondary market for the loans made by the Fund to borrowers, hence the Investment Manager will determine fair value, subject to the oversight of the board of directors and in accordance with procedures established by the board of directors.  The determination of fair value is subject to high levels of judgment and uncertainty.  The Fund’s debt investments will be considered Level 3 fair value measurements in the fair value hierarchy due to the lack of observability over many of the important inputs used in determining fair value.

As set forth in the valuation procedures overseen by the board of directors, critical judgments and inputs in determining the fair value of loan investments include payment history, available cash and “burn rate,” revenues, net income or loss, operating results, financial strength of borrower, prospects for the borrower’s raising future equity rounds, likelihood of sale or acquisition of the borrower, length of expected holding period of the loan, collateral position, the timing and amount of liquidation of collateral for loans that are experiencing significant credit deterioration and collection becomes collateral dependent as well as an evaluation of the general interest rate environment.  The Investment Manager will evaluate these factors with respect to each Fund loan investment and will make determinations regarding the effect of any deterioration in the quality of the underlying loan collateral, increase in the size of the loan, increase in the estimated time to recovery, or increase in the hypothetical market coupon rate that would have the effect of decreasing the fair value of the loan investment.  The risk profile of a loan changes when events occur that impact the credit analysis of the borrower and the loan.  Such changes result in the fair value being adjusted from par value of the individual loan.  Where the risk profile is consistent with the original underwriting, the par value of the loan often approximates fair value.

The actual value of the loan investments made by the Fund may differ from the Investment Manager’s estimates, which would affect net change in net assets resulting from operations as well as assets.

In accordance with the valuation procedures overseen by the board of directors, the value of the loans, warrants, equity securities, debt instruments and other assets in the Fund’s portfolio will be determined quarterly and at such other times as the board of directors or the Investment Manager believe circumstances warrant.

ITEM 3.	PROPERTIES

The Fund has not commenced investment operations and has no assets other than the $25,000 received from the Company as consideration for the purchase of Shares.  See Item 1(a) for more information about this private placement.  The Fund does not own any real estate or other physical properties.  The Fund’s executive offices are provided by the Investment Manager.  The Fund believes that its office facilities are adequate for its business as currently contemplated to be conducted.  It is anticipated that the Fund’s principal assets following commencement of investment operations will be securities.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to the Fund’s Shares for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of the Fund’s outstanding Shares.

As of the date of the filing of this Registration Statement, no director or executive officer owned any Shares.

Name and Address	Title of Class	Number of Shares Owned	Percentage of Class
WTI Fund XI, LLC* 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	Common Stock	100,000	100%

*
The Investment Manager has contributed $25,000 to the Company, and the Company in turn has purchased 100,000 Shares at a price of $0.25 per share as the Fund’s initial capital.  Therefore, until immediately subsequent to the first call for further capital contributions to the Fund, the Investment Manager will be deemed to “control” the Fund through its control of the Company.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Going forward the Fund’s directors and officers will be elected on an annual basis.  The directors and executive officers of the Fund are:

Name	Age	Position with the Fund
David R. Wanek* 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	50	Director, President and Chief Executive Officer
Maurice C. Werdegar* 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	59	Director and Chairman

Monica Lai** 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	45	Director
Arthur Spinner** 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	72	Director
Scott C. Taylor** 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	58	Director
Jared Thear* 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	46	Vice President, Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary
Rodolfo Ruano* 104 La Mesa Drive, Suite 102, Portola Valley, California 94028	56	Vice President and Assistant Secretary

*	“Interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act due to their officer and/or ownership positions with the Investment Manager and its affiliates.

**
Messrs. Taylor and Spinner and Ms. Lai are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act and are not employed by and have no other affiliation with the Fund or the Investment Manager and its affiliates (“Independent Directors”).

At an organizational meeting held on September 28, 2023, the board of directors established a Nominating and Corporate Governance Committee, comprised of the Independent Directors, that is responsible for nominating all board member candidates and has the sole discretion to nominate Independent Directors.  While the Nominating and Corporate Governance Committee does not  have a formal policy on diversity, it is expected to seek directors with diverse backgrounds, experiences, and points of view.  Only Independent Directors serve on the Nominating and Corporate Governance Committee, and it may consider board member candidates recommended by Members of the Company.

The board of directors has established an Audit Committee of the Fund, comprised of the Independent Directors, that, among other things, is responsible for overseeing the integrity of the Fund’s financial reporting and the adequacy of the Fund’s overall system of internal controls, and appointing the Fund’s independent registered public accounting firm for each fiscal year.

In addition, the board of directors of the Fund has elected an “advisory director” of the Fund, as authorized by the Fund’s bylaws.  The advisory director may  attend meetings of the board of directors and provide advice and assistance to the board of directors as requested, but is not deemed to be a member of the board of directors, and may not vote on any matter requiring a vote of the board of directors.  Advisory directors receive no compensation from the Fund for their services as advisory directors.

The business backgrounds of the Fund’s directors and officers are as follows:

DAVID R.  WANEK.  Mr. Wanek joined Westech Advisors in 2000 and serves as its Chief Executive Officer.  Prior to joining Westech Advisors, Mr. Wanek held marketing, business development and legal positions with VeriSign, Wilson Sonsini Goodrich & Rosati, and Los Alamos National Laboratories.  Mr. Wanek holds an M.B.A.  from the Anderson School of Management at the University of New Mexico, a J.D.  from Santa Clara University and a B.S.  from the University of Kansas.  Mr. Wanek is a member of the California State Bar.

MAURICE C.  WERDEGAR.  Mr. Werdegar joined Westech Advisors in 2001 and serves as its Chairman, having served as CEO of the firm from 2009 to 2021.  His background includes positions as a Venture Partner at Outlook Ventures, an early stage venture firm, and Chief Investment Officer at MetaMarkets, an online mutual fund company.  Mr. Werdegar also founded and served as CEO of Left at Albuquerque, a venture‑backed chain of restaurants.  Prior to business school, Mr. Werdegar worked in corporate finance at Robertson Stephens.  He holds both an M.B.A.  and a B.A.  from Stanford University.

ARTHUR SPINNER.  Mr. Spinner founded Spinner Asset Management, an investment management firm that manages investments in the global technology sector. Previously, Mr. Spinner established and managed venture capital investments in various information technology companies in the U.S., European and Japanese markets.

SCOTT C. TAYLOR.  Mr. Taylor currently serves on the board of directors of Piper Sandler and is the former Executive Vice President, General Counsel and Secretary of Symantec Corporation, where he managed the company’s legal, intellectual property and public policy work. Mr. Taylor has extensive experience advising internet security and technology companies as an independent director.

MONICA LAI.  Ms. Lai currently serves as Senior Investment Director at AustralianSuper and is a board member and co-chair of the investment and finance committee of The Third Street Music School Settlement and an investment committee member at Grace Church School in New York City.  Previously, Ms. Lai served as an Investment Director for the Casey Family Programs, Alfred P. Sloan Foundation and for Pfizer Inc.'s Pension Investments team.

RODOLFO RUANO.  Mr. Ruano joined Westech Advisors in 2011 and is currently a Vice President.  Prior to joining Westech Advisors, Mr. Ruano held various positions in venture, finance and operations.  Mr. Ruano co‑founded or led teams at a number of venture‑backed startups.  Mr. Ruano served as Co‑Founder of Flint Mobile, Co‑Founder and Chief Executive Officer of scanR Inc., Vice President of Business Development for iMediation S.A.  and Senior Vice President of Corporate Development for Internet Pictures Corporation Inc. In addition, Mr. Ruano held a variety of venture, finance and strategic planning positions with Intel Corporation.  Mr. Ruano holds a B.S.  in Finance and Economics from San Jose State University.

JARED THEAR.  Mr. Thear is the Chief Financial Officer and Chief Compliance Offer of Westech Advisors.  Prior to joining Westech Advisors in 2021, Mr. Thear led the asset management group for Deloitte’s audit practice in the Northwest region.  He has over twenty one years of professional experience serving private equity, venture capital, hedge funds, financial technology companies, broker dealers, fund of funds, registered investment companies, registered investment advisors, business development companies, and depository institutions.  He led Deloitte’s national venture capital strategy initiative and has deep experience as an alternative investment subject matter specialist for the valuation of level three assets.  Mr. Thear graduated from Ohio State University with a B.S.  in business administration majoring in both accounting and finance.  He currently holds an inactive CPA license, and is a member of the AICPA.

In addition to the above individuals, Mr. Dave Gravano, a member of the investment staff of the Investment Manager and credit committee, will assist the officers of the Fund in sourcing and evaluating deals but will not serve as an officer of the Fund.  The business background of Mr. Gravano is as follows:

DAVE GRAVANO.  Mr. Gravano, a senior member of the investment staff of Westech Advisors, has 34 years of financial services experience, including 24 years of domestic and international venture debt experience.  Before joining Westech Advisors in 2008, Mr. Gravano held senior positions at Silicon Valley Bank, Fortress Investment Group and Meier Mitchell/GATX Ventures in the U.S., as well as at GATX’s London‑based venture lending business, GATX/ETV.  Mr. Gravano holds a B.A. from Duke University.

THE INVESTMENT MANAGER

Westech Advisors, the Investment Manager, is a California limited liability company.  Prior to the formation of Westech Advisors, Westech Advisors, Inc., the predecessor to Westech Advisors, served as the investment manager to the then‑existing Prior Debt Fund Entities.  Westech Advisors, Inc. was formed in 1993 by the then‑principals of (and was the successor to) Western Technology.  Western Technology was an independent asset‑based financing organization headquartered in San Jose, California, and was founded in 1980.  Funds sponsored by Westech Advisors, Westech Advisors, Inc., and Western Technology have committed more than $8.4 billion in debt and lease financing to Venture‑Backed Companies through December 31, 2023.  The Investment Manager is registered with the SEC as an investment adviser.  Westech Advisors’ principal business address is 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

Westech Advisors is a wholly owned indirect subsidiary of P10, Inc., (“P10”).  In general, the management and operations of Westech Advisors are controlled by its board of managers, which is comprised of two representatives of Westech Advisors and one representative of P10.  The management of day‑to‑day operations of Westech Advisors is directed by Westech Advisors personnel following the closing of such transaction.

As compensation for its services to the Fund and the Company, commencing as of the date on which capital contributions are due in connection with the first capital call issued by the Company to its Members (the “Initial Contribution Date”), the Investment Manager will receive the Fund investment management fee from the Fund and, the company investment management fee from the Company (together, the “Management Fee”).  The aggregate annual amount of Management Fee for each annual period (which shall be comprised of four (4) whole fiscal quarters and which, in the case of Year 1, shall commence on the first day of the first fiscal quarter commencing on or following the Initial Contribution Date) shall be calculated as a percentage of Committed Equity Capital, as follows:

	Total Management Fee	Fund Portion of Management Fee
Year 1:	1.750%	1.575%
Year 2:	2.000%	1.600%
Year 3:	2.250%	1.575%
Year 4:	2.500%	1.500%
Year 5:	2.500%	1.250%
Year 6:	2.250%	0.900%
Year 7:	2.000%	0.600%
Year 8:	1.750%	0.350%
Year 9:	1.500%	0.150%
Year 10:	1.500%	0.000%

There shall be no Management Fee payable by the Company or the Fund with respect to any fiscal quarter commencing following the nine year anniversary of the Initial Contribution Date.

Notwithstanding the foregoing, in the event of the liquidation of the Fund, the Fund portion of the Management Fee which is due with respect to the calendar quarter during which such liquidation takes place and for each subsequent calendar quarter shall be paid by the Company.

The amount of Management Fee for the period beginning on the Initial Contribution Date and ending on last day of the calendar quarter during which the Initial Contribution Date occurs shall accrue at the same annual rate as applies for Year 1 and shall be payable on the last day of such calendar quarter.  In general, the amount of Management Fee payable with respect to any year shall be payable in equal quarterly installments, in arrears, with the Management Fee for any partial period pro‑rated based on the ratio that the number of days in such partial period bears to the actual number of days in the applicable year.

For purposes of calculating the amount of Management Fee, any capital committed to the Company at a closing subsequent to the first closing (regardless of when or if such committed capital is called or released) will be deemed to have been committed as of the first closing.

ITEM 6.	EXECUTIVE COMPENSATION.

The Fund will pay no compensation to its officers who are “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Investment Manager or to its directors other than its disinterested directors.  At present, the Fund’s disinterested directors will each receive an initial annual fee from the Fund of $40,000.  Such directors also will be reimbursed by the Fund for their expenses in attending meetings of the board of directors or any committee thereof and will receive a fee for attendance in person at any meeting of $1,000.  The Chair of the Fund’s Audit Committee will also receive an annual retainer fee from the Fund of $15,000.  In the future, any change to the compensation to be paid to the Independent Directors will be determined by the Nominating and Corporate Governance Committee of the Fund’s board of directors.  Because the executive officers of the Fund will not receive compensation for their services to the Fund, the Fund will not have a Compensation Committee.  Those directors who are “interested directors” of the Fund and officers who are employees of Westech Advisors receive no compensation from the Fund for their services as directors or officers.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions With Related Persons.  The Investment Manager also serves as investment manager to Fund X.  The Fund will make investments through venture loans in companies in which Fund X will also invest.  Under the policies adopted by the Fund’s board of directors, the Fund’s investment and Fund X’s investment in the same transaction will be allocated fairly and equitably and generally be made pro rata in accordance with the committed equity capital of Fund X and, initially, $600 million for the Fund, until such time as Fund X is no longer able to make such investments by reason of its term or available capital committed, at which time, the allocation may be based on the remaining capital available for investment, or, subject to approval by the board of directors of the Fund and the board of directors of Fund X, another methodology taking into account investment pace, remaining commitment periods, and other relevant factors.  While investing the Fund’s capital in the same companies in which Fund X is also investing could provide the Fund with greater diversification and access to larger transactions, it could also result in a slower pace of investment than would be the case if the Fund were investing in companies by itself.

Although Fund X and the Fund intend to make debt investments in the same companies in the respective proportions described above, the Fund may, at any time, with the approval of its board of directors, (i) discontinue investing with Fund X with respect to any or all future debt investments or (ii) choose to invest in different proportions with Fund X than described above.  In addition, the Fund has no control over Fund X, which is not required to invest with the Fund in any particular proportion or at all and may choose to discontinue investing with the Fund or to invest in different proportions than described in the prior paragraph.  New debt investment opportunities may be allocated in different proportions than those described above (1) if Fund X is restricted from making such Debt Investment because either the Fund X Investment Period Rampdown Date has occurred or the Fund X Investment Period has expired; (2) if Fund X, in the discretion of the Investment Manager, does not have available capacity to make such Debt Investment pro rata; (3) in order to accommodate a borrower that does not want to have two separate lenders; or (4) in order to comply with the investment and tax diversification requirements of Fund X and/or the Fund, as determined in the discretion of the Investment Manager, in each case, subject to the review and approval of the board of directors of Fund X and the board of directors of the Fund.  For the avoidance of doubt, if Fund X (and/or VLL X) is investing in a company for the purpose of protecting the value of its existing investment in such company (for example, follow‑on equity investments made pursuant to pay‑to‑play provisions or in a “down round” of equity to avoid dilution), or otherwise to prevent any dilution in Fund X’s (and/or VLL X’s) percentage ownership in the company, then such investment will not be subject to the procedures described above regarding the sharing of Investments between the Fund and Fund X.

Review, Approval or Ratification of Transactions with Related Persons.  In general, transactions involving certain related persons of the Fund, including its directors, officers, the Investment Manager, the Company, Other Debt Fund Entities and the Future Funds may require the prior approval of the Fund’s board of directors and/or the SEC.  In particular, the provisions of Sections 17(d) and 57 of the 1940 Act and Rule 17d‑1 thereunder may impose certain restrictions on the ability of the Fund to invest in securities of the same companies in which Prior Debt Fund Entities or other clients advised by the Investment Manager are invested.  The Investment Manager has filed an application with the SEC on behalf of itself and certain of its affiliated persons seeking an exemptive order from the provisions of Sections 17(d) and 57 of the 1940 Act and Rule 17d‑1 thereunder.  While seeking such exemptive relief, the ability of the Fund to co‑invest with Prior Debt Fund Entities or other clients advised by the Investment Manager, as described above, is subject to certain Conditions with which the Prior Debt Fund Entities are currently complying, and with which the Fund and the Company will comply.  Co‑investments made under the exemptive relief, if granted, will be subject to compliance with the conditions and other requirements contained in the exemptive relief, which are expected to closely track the Conditions.  There can be no assurances the SEC will ultimately grant the relief sought in the exemptive application.

Promoters and Certain Control Persons.  Westech Advisors may be deemed a promoter of the Fund.  The Fund will enter into an Investment Management Agreement with Westech Advisors pursuant to which Westech Advisors will, subject to the investment policies and guidelines established by the board of directors, identify, evaluate, structure and close the investments to be made by the Fund, arrange debt financing for the Fund, provide portfolio management and servicing of loans held in the Fund’s portfolio, and administer the Fund’s day‑to‑day affairs.  Westech Advisors will also arrange and recommend debt financing for the Fund, which financing will be subject to the board of directors’ approval.

The Fund will pay all expenses (including, without limitation, travel, accounting, legal, printing, clerical, filing, and other expenses) incurred by the Fund, or the Investment Manager or its affiliates on behalf of the Fund, in connection with the organization of the Fund and the initial offering of its Shares.  In addition, except those specifically required to be borne by the Investment Manager, the Fund will pay all of its operating expenses, including, but not limited to, the following:  (i) brokerage, third party legal, third party accounting and commission fees and expenses and other transaction costs related to acquisitions, dispositions and/or restructurings (including collection and/or workout costs and expenses) of investments (including investments that are not consummated), any hedging transactions with respect thereto and the creation and perfection of security interests with respect thereto; (ii) federal, state and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Fund; (iii) interest charges and other fees and expenses incurred in connection with borrowings (including without limitation costs and expenses incurred in connection with negotiating with one or more lenders to the Fund (including prospective lenders) to structure a loan syndicate and to satisfy any conditions imposed by lenders to the Fund); (iv) SEC fees and expenses, including the expenses of compliance by the Fund and its directors with SEC rules, regulations, examinations, and filing requirements, and any fees and expenses of other federal or state securities or other regulatory authorities (such as obtaining a surety bond); (v) expenses of preparing, printing and distributing Fund reports and notices; (vi) costs of proxy solicitation; (vii) costs of shareholder meetings and the board of directors meetings; (viii) charges and expenses of the Fund’s custodian, transfer and dividend disbursing agents; (ix) any fees and expenses incurred to conduct background checks on the management personnel of prospective Fund investments; (x) compensation and expenses of the Fund’s disinterested directors (which at present include a $40,000 annual fee for each disinterested director, an additional $15,000 annual fee for the chair of the Fund’s Audit Committee, and a fee of $1,000 per meeting attended in person, which amounts may be revised as determined by the Fund’s Nominating and Corporate Governance Committee), expenses of directors in attending board meetings, expenses of directors and officers liability insurance, and payments under indemnification agreements; (xi) expenses of administrators, custodians, third party counsel and third party auditors; (xii) costs of certificates representing the shares of stock of the Fund, if any; (xiii) costs of stationery and supplies; (xiv) the costs of membership by the Fund in any trade organizations; (xv) expenses associated with the preparation of tax returns, and financial statements and obtaining accounting and tax advice; (xvi) all costs and expenses associated with actual or threatened litigation or administrative proceedings involving the Fund, its activities or its actual or prospective portfolio companies and the amount of any judgment or settlement in connection therewith; (xvii) third party costs and expenses incurred in connection with valuing the Fund’s investments, including valuation software and the retention of any valuation expert; and (xviii) other extraordinary or non‑recurring expenses (such as litigation expenses or indemnification expenses).

The expenses required to be borne by the Investment Manager in connection with its duties to the Fund are limited to the following:  (i) all costs and fees incident to the selection and investigation of prospective Fund investments, such as travel expenses and professional fees (but excluding third party broker, legal and accounting fees and other costs incident to the documentation, closing or consummation of such transactions, and further excluding any fees and expenses incurred to conduct background checks on the management personnel of prospective Fund investments); (ii) the cost of adequate office space for the Fund and all necessary office equipment and services, including telephone service, heat, utilities and similar items; (iii) the cost of providing the Fund with such corporate, administrative and clerical personnel (including officers and directors of the Fund who are interested persons of the Investment Manager and are acting in their respective capacities as officers and directors) as the Fund’s board of directors reasonably deems necessary or advisable to perform the services required to be performed by the Investment Manager under the Investment Management Agreement; and (iv) costs and expenses associated with Westech Advisors’ registration or compliance with, or examination by the SEC with respect to, the Advisers Act (other than charges and expenses of the Fund’s custodian, transfer and dividend disbursing agents or any other costs or expenses associated with the acquiring, holding or disposing of the Fund’s assets, whether required by the Advisers Act (or similar state laws) or otherwise).  As compensation for its services to the Fund, the Investment Manager will receive the Investment Management Fee from the Fund.  The Investment Management Fee will be paid quarterly by the Fund in an amount calculated as discussed under the caption “Calculation of Investment Management Fee.” For the avoidance of doubt, there shall be no portion of the Management Fee payable by the Fund with respect to any fiscal quarter following the nine year anniversary of the Initial Contribution Date.

In the event of the liquidation of the Fund, the Management Fee which is due with respect to the calendar quarter during which such liquidation takes place and for each subsequent calendar quarter shall be paid by the Company.

If the Investment Manager or certain of its affiliates receives any compensation from a company whose securities are held in the Fund’s portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Investment Manager under the Investment Management Agreement shall be reduced by the amount of such fee.  Such compensation could include directors’ fees paid to officers of the Investment Manager for serving on the boards of directors of borrowers or finder’s or consulting fees paid to the Investment Manager for the services such as locating acquisition candidates or additional or alternative sources of financing.  In the event that any such compensation is received from a company whose securities are also held by one or more of the Fund’s predecessor funds, then, for purposes of reducing the amount of compensation due to the Investment Manager from the Fund, the amount of the compensation received from such company shall be allocated between the Fund and such predecessor fund(s) pro rata in accordance with the relative investment made by each of them in such company.

Under the Investment Management Agreement, the Investment Manager will not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the Investment Management Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard of its duties and obligations under the Investment Management Agreement.

On September 28, 2023, the board of directors met to consider and approve the Investment Management Agreement and related matters in accordance with Section 15(c) of the 1940 Act.  In that regard, the Board was provided with information it considered reasonably necessary to evaluate the terms of the Investment Management Agreement, including: (a) information concerning the nature, quality and extent of the advisory and other services to be provided to the Fund by the Investment Manager; (b) comparative data with respect to advisory fees or similar expenses paid by the Prior Debt Fund Entities; (c) projected operating expenses and expense ratio compared to the Prior Debt Entities and similar private funds; (d) any existing and potential sources of indirect income to the Investment Manager from its relationship with the Fund and the profitability of that relationship; (e) information about the services to be performed and the personnel performing such services under the Investment Management Agreement; (f) the organizational capability and financial condition of the Investment Manager and its affiliates; and (g) the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.  On the basis of the information presented at the meeting, the board of directors, including a majority of the directors who are not parties to the Investment Management Agreement or interested persons of such parties, approved the Investment Management Agreement and the fees charged thereunder.

In accordance with Section 15(c) of the 1940 Act, the Investment Management Agreement will continue in effect for a period longer than two years from its date of execution only if such continuation is approved at least annually by both (i) the board of directors or a majority of outstanding voting securities of the Fund, and (ii) a majority of the directors who are not parties to the Investment Management Agreement or interested persons of such parties.  The compensation paid by the Fund to the Investment Manager will be reviewed as part of the annual approval by the board of directors of the Fund as required under Section 15(c) of the 1940 Act.  The Investment Management Agreement is terminable by vote of the Fund’s board of directors or by the holders of a majority of the Interests, at any time without penalty, on 60 days’ written notice to the Investment Manager.  The Investment Management Agreement may also be terminated by the Investment Manager on 60 days’ written notice to the Fund, and will terminate automatically upon its assignment.

Director Independence.  Two of the current directors of the Fund are officers of the Investment Manager.  Three of the current directors are not “interested persons” of the Fund, as defined under Section 2(a)(19) of the 1940 Act.

ITEM 8.	LEGAL PROCEEDINGS

Neither the Fund nor the Investment Manager are currently subject to any material legal proceedings, and, to their knowledge, no material legal proceeding is threatened against the Fund or the Investment Manager.  From time to time, the Fund or Investment Manager may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of their rights under loans to or other contracts with the Fund’s portfolio companies.  While the outcome of these legal proceedings cannot be predicted with certainty, it is not expected that these proceedings will have a material effect upon the Fund’s financial condition or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

(a)	Market Information

The offer and sale of the Shares will not be registered under the 1933 Act.  The offer and sale are exempt from such registration requirements as they do not constitute a public offering pursuant to Section 4(a)(2) and Regulation D of the 1933 Act.

Because the Shares will be acquired by investors in one or more transactions “not involving a public offering,” they will be “restricted securities” and may be required to be held indefinitely.  Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless registered under applicable securities laws or specifically exempted from registration (in which case the sole shareholder will, at the option of the Fund, be required to provide the Fund with a legal opinion, in form and substance satisfactory to the Fund, that registration is not required).  Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until the Fund is liquidated.  No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on the Fund’s books.  Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares, and to execute such other instruments or certifications as are reasonably required by the Fund.

(b)	Holders

The Investment Manager has contributed $25,000 to the Company, and the Company in turn has purchased 100,000 Shares at a price of $0.25 per share as the Fund’s initial capital.  Therefore, until immediately subsequent to the first call for further capital contributions to the Fund, the Manager will be deemed to “control” the Fund through its control of the Company since it is the sole shareholder as of the date of this Form 10.  See the discussion at “Item 4.  Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of the Fund’s Shares.

(c)	Dividends

The Fund intends to distribute to the Company, its sole shareholder, substantially all of its net investment income and net realized capital gains, if any, as determined for income tax purposes.  Applicable law, including provisions of the 1940 Act, may limit the amount of dividends and other distributions payable by the Fund, and all such dividends and other distributions must be authorized by the board of directors of the Fund.  Income dividends will generally be paid quarterly to the sole shareholder of record on the last day of each preceding calendar quarter end.  Substantially all of the Fund’s net capital gain (the excess of net long‑term capital gain over net short‑term capital loss) and net short‑term capital gain, if any, will be distributed at least annually with the Fund’s final quarterly dividend distribution for the year.  The Fund also expects to make in‑kind distributions to the Company of any warrants it receives in connection with loans and any securities acquired as a result of direct equity investments, although as a result of regulatory issues, under the 1940 Act, equity investments from time to time may be retained.  Any such in‑kind distributions and redemptions will be valued in accordance with policies and procedures established by the board of directors.

The Company will make capital calls from time to time for the purpose of funding investments by the Company and/or the Fund during the Investment Period as capital is needed to fund investment commitments made on or prior to the date that is one year prior to the termination of the Investment Period (the “Investment Period Rampdown Date”).  Until the Investment Period Rampdown Date, the Investment Manager will seek to reinvest in new loans the proceeds of matured, repaid or sold investments, net of required distributions to the Company (the Fund’s sole shareholder), principal payments on borrowings and expenses or other obligations of the Fund.  Following the Investment Period Rampdown Date, the Fund will distribute to the Company all proceeds received from principal payments and sales of investments, net of reserves and expenses, principal repayments on the Fund’s borrowings, amounts required to fund financing commitments entered into on or before such date, and any amounts paid on exercise of warrants or to otherwise protect the value of existing investments (for example, follow on equity investments made pursuant to pay‑to‑play provisions in a portfolio company’s charter documents, or in a “down round” of equity to avoid dilution, or to take advantage of negotiated super pro rata rights under which the acceptability of a previous investment was augmented by the right to make a disproportionate follow‑on investment).

ITEM 10.	RECENT SALES OF UNREGULATED SECURITIES

See Item 9(b).

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

GENERAL.  The Members will instruct the Company, pro rata in accordance with each Member’s percentage interest in the Company, as to how to vote the Shares held by the Company, as required by Section 12(d)(1)(E) of the 1940 Act.  All Shares will participate equally in dividends and distributions and in the proceeds of any liquidation.  Shares have no preference, conversion, exchange or cumulative voting rights.  The Fund has 10,000,000 Shares authorized.

Annual meetings will be held beginning in 2024 and special meetings may be called by the Chairman of the board of directors, the President, a majority of the board of directors or Members holding at least 25% of the Interests in the Company.  The Fund anticipates soliciting proxies from Members for each annual meeting.  Except for those amendments permitted to be made without shareholder approval under Maryland law or the Fund’s charter, the Fund’s charter generally may be amended only if the amendment is first declared advisable by the Fund’s board of directors and thereafter approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter and, therefore, a majority of the outstanding Interests in the Company.  All matters shall be decided by a majority vote except as otherwise provided in the Fund’s charter or bylaws, or as required by the 1940 Act or Maryland law.

Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be vested exclusively in the holder(s) of Shares.  No shareholder of the Fund will be liable to any extent for the payment of any debt of the Fund.  The Fund may not amend the rights and powers of its Shares without approval of the Fund’s board of directors and a majority shareholder vote, except as otherwise permitted under Maryland law or a specific provision in the Fund’s charter.  A merger between the Fund and any other entity is not subject to the special voting provisions of Section 3‑602 of the Maryland General Corporation Law.  For additional information about the Shares, see the Fund’s charter (or “articles of incorporation”) and bylaws included as exhibits to this Registration Statement.

DISSOLUTION OF THE FUND.  Following the Investment Period Rampdown Date, the Fund will distribute to the Company all proceeds received from principal payments and sales of investments, net of:  (i) reserves and expenses; (ii) repayments of the Fund’s borrowings; (iii) amounts required to fund financing commitments entered into on or before such date; and (iv) any amounts expected to be paid by the Fund or the Company on exercise of warrants or otherwise expected to be paid to protect the value of existing investments (including, for example, pay‑to‑play provisions and purchases of equity securities in “down rounds” to avoid dilution, or to take advantage of negotiated super pro rata rights under which the acceptability of a previous investment was augmented by the right to make a disproportionate follow‑on investment).  The Fund’s period of existence will automatically expire on the tenth anniversary of the date of the first investment by the Fund (or, if earlier, the Company).  From and after such expiration, the Fund’s activities will be limited to the winding‑up of its affairs and the distribution of its remaining assets (whether in the form of in‑kind distributions or cash net proceeds from the sale thereof) to the Company in its capacity as the Fund’s sole shareholder.  Although the Fund generally would not make any loan with a stated maturity date later than the expiration of the term of the Fund, it is possible that, due to a default by a borrower or a transaction restructuring due to a borrower’s financial difficulties, such a loan may remain outstanding in whole or in part beyond its original maturity date.  Furthermore, the Fund or the Company may not be able to sell warrants the Fund receives from borrowers, or equity securities (including those received upon exercise of warrants or conversion of debt instruments or in connection with a restructuring of a troubled loan), for a significant period of time due to legal or contractual restrictions on resale or the absence of a liquid secondary market.  As a result, the liquidation process might not be completed for a significant period after the Fund’s dissolution date.  For example, of all the Prior Debt Fund Entities, only Funds I, II and III have completed the liquidation process.  Funds I, II and III were established in 1994, 1997, and 2000, but the related Prior LLCs did not liquidate until 2010, 2012, and 2017 respectively.  In addition, it is possible that, if certain of the Fund’s assets are not liquidated within a reasonable time after the Fund’s dissolution, the Fund may elect to make a distribution in kind of all or part of such assets to its sole shareholder, the Company, which in turn may make a distribution in kind of such assets to the Members.  In such case, the Members would bear any expenses attendant to the liquidation of such assets.

TRANSFERABILITY OF SHARES.  The offer and sale of the Shares will not be registered under the 1933 Act.  The offer and sale are exempt from such registration requirements as they do not constitute a public offering pursuant to Section 4(a)(2) and Regulation D of the 1933 Act.

Because the Shares will be acquired by investors in transactions “not involving a public offering,” they will be “restricted securities” and may be required to be held indefinitely.  Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless registered under applicable securities laws or specifically exempted from registration (in which case the Company, as the sole shareholder will, at the option of the Fund, be required to provide the Fund with a legal opinion, in form and substance satisfactory to the Fund, that registration is not required).  No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on the Fund’s books.  Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by the Fund.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The charter of the Fund provides for indemnification of directors, officers, and agents (including the Investment Manager) of the Fund generally to the full extent permitted by the laws of the State of Maryland, the state under which the Fund is incorporated, including the advance of expenses and reasonable counsel fees.  The charter of the Fund also contains a provision eliminating personal liability of a Fund director or officer to the Fund or its shareholder(s) for money damages, subject to specified exceptions.  Furthermore, it is expected that the Fund will enter into an indemnification agreement with each of its directors and officers, and its controller.  A successful claim for such indemnification, including payment of any expenses and counsel fees, would reduce the Fund’s assets by the amounts paid.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation such as the Fund to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, subject to specified restrictions.  The law does not, however, allow the liability of directors and officers to the corporation or its shareholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  The Fund’s charter contains a provision limiting the liability of its directors and officers to the Fund and its shareholder(s) to the fullest extent permitted from time to time by the laws of Maryland (but not in violation of the 1940 Act).

The MGCL requires a corporation (unless its charter provides otherwise, which the Fund’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.  The MGCL also permits a corporation to indemnify its directors, officers and agents, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omissions of the party seeking to be indemnified was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the party actually received an improper personal benefit in money, property, or services, or, in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful.  However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.  The Fund’s charter and bylaws together require the Fund to indemnify and advance expenses to its past and present directors, officers and agents (including the Investment Manager) to the fullest extent permitted from time to time by the laws of Maryland, subject to the limitations on indemnification under the 1940 Act.

The Fund’s bylaws provide that the Fund may purchase and maintain insurance on behalf of any person who is or was a director, officer or agent of the Fund against any liability asserted against that person and incurred by that person in or arising out of his or her position, whether or not the Fund would have the power to indemnify him or her against such liability.  It is expected that the Fund will purchase such insurance.  Furthermore, it is expected that the Fund will enter into an indemnification agreement with each of its directors and officers, and its controller, pursuant to which the Fund will agree to indemnify each such person against liabilities that may arise by reason of such person’s status as a director and/or officer (or controller) of the Fund, to the fullest extent permitted by applicable law (subject to limitations on indemnification under the 1940 Act), excluding liabilities resulting from willful misconduct or a knowing violation of criminal law.

Under the Investment Management Agreement, Westech Advisors, in its role as Investment Manager, will not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the Investment Management Agreement, except a loss resulting from its willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its duties and obligations under the Investment Management Agreement.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Set forth below is an index to the Fund’s financial statements attached to this Registration Statement.

Page
Index to Financial Statements*	F‑[ ]
Report of Independent Registered Accounting Firm*	F‑[ ]
Balance Sheet as of [December 31, 2023]*.	F‑[ ]
Notes to Financial Statements*	F‑[ ]

*	To be filed by amendment

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between the Fund and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13.  Financial Statements and Supplementary Data.”

(b)	Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation of the Fund filed with the Maryland Secretary of State on February 1, 2023.
3.2	Bylaws of the Fund, dated February 1, 2023.
4.1	Stock Purchase Agreement between the Fund and the Company, dated February 1, 2023.
10.1	Investment Management Agreement between the Fund and the Investment Manager, dated September 28, 2023.
10.2	Form of Custodial Agreement with Computershare Trust Company, National Association
10.3	Custodian Agreement with U.S. Bank, National Association, dated January 10, 2024.

WTI FUND XI, INC.

Index to Financial Statements

Page
Index to Financial Statements*	F‑[ ]
Report of Independent Registered Accounting Firm*	F‑[ ]
Balance Sheet as of [December 31, 2023]*.	F‑[ ]
Notes to Financial Statements*	F‑[ ]

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WTI FUND XI, INC.

By:	/s/ DAVID R. WANEK

David R. Wanek
Chief Executive Officer
Date: February 1, 2024